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DOVER CORPORATION

2023 PROXY

Since 1955 | Redefining what's possible

Notice of 2023 Annual Meeting of Shareholders

May 5, 2023

9:00 a.m. Central Time

The Westin Chicago Lombard

70 Yorktown Center

Lombard, Illinois 60148

Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Dover Corporation (“Dover” or the “Company”) at The Westin Chicago Lombard on May 5, 2023 at 9:00 a.m., Central Time, to be held for the following purposes:

1.	To elect nine directors.

2.	To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2023.

3.	To approve, on an advisory basis, named executive officer (“NEO”) compensation.

4.	To approve, on an advisory basis, the frequency of holding an advisory vote on executive compensation.

5.	To consider a shareholder proposal regarding approval of certain termination payments, if properly presented.

6.	To consider such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

All holders of record at the close of business on March 8, 2023, are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares as soon as possible.

March 17, 2023

By authority of the Board of Directors,

Ivonne M. Cabrera

Secretary

DOVER CORPORATION – 2023 Proxy Statement i

DOVER CORPORATION – 2023 Proxy Statement ii

PROXY STATEMENT SUMMARY

Annual Meeting Information

Date:	May 5, 2023

Time:	9:00 a.m., Central Time

Record Date:	March 8, 2023

Location:	The Westin Chicago Lombard 70 Yorktown Center Lombard, Illinois 60148

For additional information about our Annual Meeting, please see “General Information About the Annual Meeting.” We are first mailing this Notice of Annual Meeting and Proxy Statement beginning on or about March 17, 2023.

Items of Business

There are five proposals to be voted on at the Annual Meeting:

ITEM	Proposal	Board Voting Recommendation	Page Reference

ITEM 1	The election of nine nominees for director	FOR each director nominee	9

ITEM 2	The ratification of the appointment of PwC as our independent registered public accounting firm for 2023	FOR	34

ITEM 3	An advisory resolution to approve NEO compensation	FOR	73

ITEM 4	An advisory resolution to approve the frequency of holding an advisory vote on executive compensation	ONE YEAR	74

ITEM 5	A shareholder proposal regarding approval of certain termination payments, if properly presented	AGAINST	75

How to Submit Your Proxy

Even if you plan to attend the Annual Meeting in person, please submit your proxy as soon as possible using one of the following methods:

•	Via internet by visiting www.proxyvote.com

•	Via telephone by calling 1-800-690-6903

•	Via mail by marking, signing and dating your proxy card or voting instruction form (if you received proxy materials by mail) and returning it to the address listed therein

DOVER CORPORATION – 2023 Proxy Statement 1

PROXY STATEMENT SUMMARY

Company Overview

Dover is a diversified global manufacturer and solutions provider delivering innovative equipment and components, consumable supplies, aftermarket parts, software and digital solutions, and support services through five operating segments: Engineered Products, Clean Energy & Fueling, Imaging & Identification, Pumps & Process Solutions, and Climate & Sustainability Technologies. We combine global scale, operational agility, world-class engineering capability, and customer intimacy to lead the markets we serve. Recognized for our entrepreneurial approach for over 65 years, our team of over 25,000 employees takes an ownership mindset, collaborating with customers to redefine what’s possible.

Management Philosophy

•

Our executive management team is committed to steady shareholder value creation through a combination of sustained long-term profitable growth, operational excellence, superior free cash flow generation, and productive capital re-deployment while adhering to a conservative financial policy.

•

Our businesses seek to be leaders in a diverse set of growing markets where customers are loyal to trusted partners and suppliers, and value product performance and differentiation driven by superior engineering, manufacturing precision, total solution development, and excellent supply chain performance.

•	Our companies are long-time leaders in their respective markets and are known for their innovation, engineering capability, and customer service excellence.

•	Our sustainable business practices are focused on reducing environmental impact and developing products that help our customers meet their sustainability goals.

•

Our operating structure of five business segments allows for differentiated acquisition focus consistent with our portfolio and capital allocation priorities which, coupled with value-creating functional expertise at our corporate center, presents opportunities to identify and capture operating synergies, such as global sourcing and supply chain integration, centralized shared services, and cross-pollination of manufacturing best practices.

•

Our executive management team sets strategic direction, initiatives and goals, provides oversight of strategy execution and achievement of these goals for our business segments, and with oversight from our Board of Directors (our “Board”), makes capital allocation decisions, including organic investment initiatives, major capital projects, acquisitions, and the return of capital to our shareholders.

•

Our operating culture fosters high ethical and performance standards, values accountability, rigor, trust, inclusion, respect, and open communications, and is designed to encourage individual growth and operational effectiveness.

DOVER CORPORATION – 2023 Proxy Statement 2

PROXY STATEMENT SUMMARY

Company Goals

We are committed to driving superior shareholder return through three key tenets of our corporate strategy.

We are committed to achieving organic sales growth above global gross domestic product growth (3% to 5% annually on average) over a long-term business cycle, absent prolonged adverse economic conditions, complemented by growth through strategic acquisitions.

We are focused on improving returns on capital, as well as segment and corporate earnings margins, by enhancing our operational capabilities and making investments across the organization in digital capabilities, automation, operations management, information technology, shared services, and talent. We also focus on continuous, effective cost management and productivity initiatives, including automation and digitally-supported manufacturing, supply chain optimization, e-commerce and digital go-to-market, restructuring activities, improved footprint utilization, strategic pricing and portfolio management.

We aim to generate strong and growing free cash flow and earnings per share (“EPS”) through strong earnings performance, productivity improvements, and active working capital management.

We support achievement of these goals by aligning management compensation with strategic and financial objectives, actively managing our portfolio to increase enterprise scale, improving business mix over time, pursuing acquisitions that fit the characteristics of an ideal Dover business, and investing in talent development programs.

2022 Financial Results

In 2022, we continued our long track record of delivering value to our shareholders, despite an operational environment that continues to present challenges due to ongoing input shortages, inflationary cost pressure and foreign currency translation headwinds.

US GAAP	FY2022	FY2021	Δ

Revenue ($M)	8,508	7,907	8%

Net earnings ($M)	1,065	1,124	(5)%

Diluted EPS ($)	7.42	7.74	(4)%

Non-GAAP(1)

Organic revenue change			9%

Adjusted net earnings ($M)(2)	1,213	1,109	9%

Adjusted diluted EPS ($)	8.45	7.63	11%

(1) Definitions and reconciliations of non-GAAP measures are included at the end of this proxy statement.

(2) Full year 2022 and 2021 adjusted net earnings exclude after tax purchase accounting expenses of $139.4 million and $107.2 million, respectively, and restructuring and other costs of $30.8 million and $31.1 million, respectively. Full year 2022 also excludes a $22.6 million reduction to income taxes previously recorded related to the Tax Cuts and Jobs Act, and full year 2021 excludes a $135.5 million gain on the sale of Unified Brands and a $18.0 million gain related to the sale of our Race Winning Brands equity method investment.

DOVER CORPORATION – 2023 Proxy Statement 3

PROXY STATEMENT SUMMARY

2022 Performance Overview

Capital Return Program

•   We continued our history of providing regular capital returns to shareholders by increasing our quarterly dividend, marking our 67th consecutive year of dividend increases.

•   We made $585 million of share repurchases in 2022, including completing a $500 million accelerated share repurchase program.

Portfolio & Strategic Actions	• We made a total of five bolt-on acquisitions totaling $325 million, net of cash acquired and including contingent consideration, which complement and expand upon our existing operations.
Strong Operational Execution and Profitability

•   Increased 2022 revenue and delivered strong margin improvement in the fourth quarter despite ongoing input shortages, inflationary cost pressure and foreign currency translation.

•   We continued to execute on our broad-based multi-year efficiency and margin expansion program, designed to reduce our selling, general and administrative cost base and rationalize our manufacturing and supply chain footprint across the portfolio.

•   Continuing to build upon our four enterprise capabilities in support of margin expansion initiatives.

-   We are continuing to (1) leverage our Digital Labs team to improve our internal and market-facing digital capabilities, (2) improve utilization and optimization of our manufacturing footprint through centralized resources and investment, (3) further centralize shared services under Dover Business Services, and (4) invest in our India Innovation Center shared services with a focus on engineering capabilities.

•   Synergy capture from recent acquisitions presents additional margin upside.

Organic Investment	• We made $221.0 million in capital expenditures in 2022, representing 2.6% of revenue, in line with our plan to support growth capacity, digitization, innovation, and productivity.
ESG Initiative

•   Completed our initial three-year plan to expand the scope and robustness of our environmental, social, and governance (“ESG”) practices and disclosures.

-   Our ESG website contains disclosure on eighteen topics identified as areas of focus during the three-year plan.

-   We continue to report our company-wide greenhouse gas (“GHG”) emissions and progress against our science-based targets to reduce our GHG emissions, including an absolute reduction of scope 1 and scope 2 market-based GHG emissions of 30 percent by 2030 (from a 2019 baseline year), and an absolute reduction of scope 3 GHG emissions of 15 percent by 2030 (from a 2019 baseline year).

-   We continue to report our progress against our goal of reducing Total Recordable Injury Rate (“TRIR”) by 40% by 2025 (from a 2019 baseline year).

-   We completed our first annual global engagement survey, which yielded a 77% participation rate.

•   Formalized our cross-functional Sustainability Steering Committee’s oversight responsibilities in a committee charter.

DOVER CORPORATION – 2023 Proxy Statement 4

PROXY STATEMENT SUMMARY

Governance Highlights

Our Board is committed to sound governance practices designed to promote the long-term interests of shareholders and strengthen Board and management accountability. Highlights include:

BOARD OF DIRECTORS	GOVERNANCE HIGHLIGHTS

✓ Independent Board leadership

✓ Diversity search policy for external director and Chief Executive Officer (“CEO”) searches conducted by third-party search firms

✓ All directors are independent, other than the CEO

✓ Annual election of directors

✓ Majority voting for directors and director resignation policy in uncontested elections

✓ Comprehensive annual individual evaluations of one-third of the directors

✓ Regular executive sessions of independent directors

✓ Robust succession planning

✓ 15% ownership threshold required to call a special meeting of shareholders

✓ Proxy access right at 3%/3 years/2 or 20% of Board/20 shareholder aggregation allowance

✓ Strong share retention guidelines for directors and executive officers

✓ Executive compensation driven by pay-for-performance philosophy

✓ Executive officers not permitted to hedge or pledge company shares

✓ In 2019, achieved removal of all remaining supermajority voting provisions in our charter

Shareholder Engagement

We encourage feedback from shareholders and have a strong history of engaging with investors on a range of topics, including our executive compensation program, evolving trends and best practices. In 2022, we continued our focus on regularly engaging with shareholders. We reached out to holders of approximately 63% of our shares outstanding, and engaged with governance professionals and/or portfolio managers at investors holding approximately 39% of our shares outstanding. During these discussions, we discussed many topics, including Board oversight and composition, our commitment to diversity and inclusion, progress on our ESG program and disclosures, our executive compensation program, and our corporate governance practices. Investors continued to express broad support for our governance structures and executive compensation program, and shared their views on matters related to diversity and inclusion and our independent, well-qualified Board. Further, investors highlighted the importance of continuing our ongoing engagement with them in the future on long-term corporate strategy and ESG initiatives. For more detailed information regarding these discussions, please see “Shareholder Engagement and History of Board Responsiveness” on page 28.

DOVER CORPORATION – 2023 Proxy Statement 5

PROXY STATEMENT SUMMARY

Executive Compensation

Our compensation program for executive officers is designed to emphasize performance-based compensation in alignment with our business strategy.

2022 Executive Compensation

The following table summarizes pay mix for our CEO and other NEOs, which is highly performance-based.

EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS

✓ Pay-for-performance philosophy — a substantial majority of NEO pay is performance-based and tied to Dover’s stock price performance

✓ Significant portion of long-term compensation is performance-based, with long-term incentives vesting over three years subject to rigorous three-year performance period

✓ Strong share ownership guidelines for NEOs

✓ Equity awards with anti-hedging and anti-pledging provisions

✓ Investors provided with clear disclosure regarding the individual strategic objectives and financial metrics in our Executive Officer Annual Incentive Plan (“AIP”)

✓ ESG oversight incorporated into our CEO’s individual strategic objectives in the AIP

✓ Robust clawback structure

Director Nominees

Our Governance and Nominating Committee maintains an active and engaged Board through a robust refreshment process, which focuses on ensuring our Board has a diverse skill set that benefits from both the industry- and company-specific knowledge of our longer-tenured directors, as well as the fresh perspectives brought by our newer directors.

DOVER CORPORATION – 2023 Proxy Statement 6

PROXY STATEMENT SUMMARY

Recent Changes to Board

Our Board recently welcomed Michael Manley to the Board of Directors in February 2023. As the Chief Executive Officer of AutoNation, Inc., the largest automotive retailer in the United States and the former Chief Executive Officer of Fiat Chrysler Automobiles N.V., Mr. Manley brings valuable leadership experience to the Board. He has extensive knowledge of manufacturing operations and supply chains, multi-national business management, capital markets, and mergers and acquisitions.

Current directors Stephen K. Wagner and Mary Winston will not stand for election at this year’s Annual Meeting. Mr. Wagner and Ms. Winston will be retiring after having served on our Board since 2010 and 2005, respectively. Our Board expresses its deep appreciation to Mr. Wagner and Ms. Winston for their years of dedicated service to Dover, their effective independent leadership of Board committees over the years, and their camaraderie which will be missed from the Board’s deliberations.

NAME	OCCUPATION	INDEPENDENT	COMMITTEES MEMBERSHIPS*	OTHER PUBLIC COMPANY BOARDS

Deborah L. DeHaas Age: 63 Director Since: 2021	CEO of the Corporate Leadership Center; Former Vice Chairman of Deloitte and Managing Partner of the Center for Board Effectiveness	✓	A	1

H. John Gilbertson, Jr. Age: 66 Director Since: 2018	Retired Managing Director at Goldman Sachs	✓	A, F	0

Kristiane C. Graham Age: 65 Director Since: 1999	Private Investor	✓	C, G	0

Michael F. Johnston Chair of the Board Age: 75 Director Since: 2013	Retired CEO of Visteon Corporation	✓	C, G	1

Michael Manley Age: 59 Director Since: 2023	CEO of AutoNation, Inc.	✓	A, F	2

Eric A. Spiegel Age: 65 Director Since: 2017	Former President and CEO of Siemens USA; Special Advisor at Brighton Park Capital	✓	A, F (Chair)	1

Richard J. Tobin Age: 59 Director Since: 2016	President and CEO of Dover	No (CEO of Dover)	—	1

Stephen M. Todd Age: 74 Director Since: 2010	Former Global Vice Chairman of Assurance Professional Practice of Ernst & Young Global Limited	✓	A (Chair)	1

Keith E. Wandell Age: 73 Director Since: 2015	Former President and CEO of Harley-Davidson, Inc.	✓	C (Chair), F	1

*A = Audit Committee; C = Compensation Committee; G = Governance and Nominating Committee; F = Finance Committee

DOVER CORPORATION – 2023 Proxy Statement 7

PROXY STATEMENT SUMMARY

Board Composition

Upon the retirements of Mr. Wagner and Ms. Winston, the Board will have the following composition:

Expanding the diversity of the Board will be a key objective as the Board considers future appointments. See page 9 for more information on our Board diversity policy and refreshment practices.

DOVER CORPORATION – 2023 Proxy Statement 8

Proposal 1 — Election of Directors

Criteria for Director Nominees

The Board seeks to recommend qualified director nominees who, in the opinion of the Board, demonstrate the highest personal and professional integrity as well as exceptional ability and judgment, who can serve as a sounding board for our CEO on planning and policy, and who will be most effective, together with the other nominees to the Board, in collectively serving the long-term interests of all our shareholders.

Key areas of expertise for director nominees, which are reflected in our current director nominees, include:

✓ Strategic M&A	Experience with international acquisitions, post-merger integration, and portfolio restructuring

✓ Global Operations & Management	Experience with cross-border transactions, global market entry and expansion, and implementation of operational efficiency

✓ Capital Markets Expertise	Experience with capital markets and complex financing transactions

✓ Strategy Development & Execution	Experience with diversified manufacturing in many of the markets and product areas relevant to Dover’s businesses

✓ Risk Management Expertise	Experience evaluating risk management policies and procedures

✓ Audit & Corporate Governance Matters	Experience with assurance and audit, regulation, and financial reporting

✓ Human Capital Management	Experience attracting, developing and retaining talent and building strong cultures

✓ Sustainability	Experience creating long-term value by embracing opportunities and managing risks deriving from ESG developments

✓ Executive Leadership Experience	Leadership experience as former CEOs and CFOs of global public companies

Diversity. Our Board believes that diverse perspectives enhance its decision-making and contribute to the success of Dover. In considering diversity in selecting director nominees, the Governance and Nominating Committee gives weight to the extent to which candidates would increase the effectiveness of the Board by broadening the mix of experience, knowledge, backgrounds, skills, ages, and tenures represented among its members. Our Board has adopted a policy, reflected in our Corporate Governance Guidelines, requiring that the initial list of potential director and external CEO candidates presented by third-party search firms include qualified candidates who reflect diverse backgrounds, including diversity of gender and race or ethnicity. Expanding the diversity of the Board will be a key objective as the Board considers future appointments.

Skills Aligned with Dover’s Strategy. The Governance and Nominating Committee also considers our current Board composition and the projected retirement date of current directors, as well as such other factors it may deem to be in the best interests of Dover and its shareholders, including a director nominee’s leadership and operating experience (particularly as a

DOVER CORPORATION – 2023 Proxy Statement 9

PROPOSAL 1 — ELECTION OF DIRECTORS

CEO), financial and investment expertise, and strategic planning experience. We believe that our current director nominees possess the right mix of skills and backgrounds to enable us to achieve our strategic goals.

Independence & Depth of Experience. The Board prefers nominees to be independent but believes it is desirable to have our CEO on the Board as a representative of current management. Given the global reach and broad array of the types of businesses operated by Dover, the Governance and Nominating Committee highly values director nominees with multi-industry and multi-geographic experience.

Director Nomination Process

Whenever the Governance and Nominating Committee concludes that a new nominee to our Board is required or advisable, it will consider recommendations from directors, management, shareholders and, if it deems appropriate, consultants retained for that purpose. In such circumstances, it will evaluate individuals recommended by shareholders in the same manner as nominees recommended from other sources.

Shareholder Nominations for Director

Shareholders who wish to recommend an individual for nomination should send that person’s name and supporting information to the Governance and Nominating Committee, in care of the Corporate Secretary at our principal executive offices, 3005 Highland Parkway, Downers Grove, Illinois, 60515, or through our communications coordinator. Shareholders who wish to directly nominate an individual for election as a director, without going through the Governance and Nominating Committee, must comply with the procedures in our by-laws. Please see “General Information About the Annual Meeting” for nomination deadlines.

Proxy Access Shareholder Right

Following extensive engagement with our shareholders, our Board determined to adopt proxy access in February 2016, permitting a shareholder or group of up to 20 shareholders holding 3% of our outstanding shares of common stock for at least three years to nominate a number of directors constituting the greater of two directors or 20% of the number of directors on our Board, as set forth in detail in our by-laws.

DOVER CORPORATION – 2023 Proxy Statement 10

PROPOSAL 1 — ELECTION OF DIRECTORS

2023 Director Nominees

There are nine nominees for election to our Board at this Annual Meeting, each to serve until the next annual meeting of shareholders or his or her earlier removal, resignation or retirement. All nominees currently serve on our Board and are being proposed for re-election by our Board.

If any nominee for election becomes unavailable or unwilling to serve as a director before the Annual Meeting, an event which we do not anticipate, the persons named as proxies will vote for a substitute nominee or nominees as may be designated by our Board, or the Board may reduce the number of directors. Directors will be elected by a majority of the votes cast in connection with their election.

Deborah L. DeHaas

Independent Director Nominee Director since: 2021 Age: 63 Committees: Audit

Skills and Qualifications:

•	Significant leadership, financial and corporate governance expertise garnered from her nearly 40 years of experience at major audit, assurance and consulting firms

•	Certified public accountant (“CPA”) and has extensive experience with financial, accounting, internal controls, and enterprise risk management

•	Has deep expertise on governance, both as a topic and discipline, developed during her career at Deloitte

•	As a former member of the Value Reporting Foundation Board (formerly the SASB Foundation Board), contributes valuable and well-informed insights on a variety of ESG matters

•	Brings relevant public company board service, serving on the board of CF Industries Holdings, Inc.

•	Brings experience and perspective on matters regarding human capital and culture, including diversity and inclusion

•	Holds a bachelor’s degree in management science and accounting from Duke University

•

Included in the National Association of Corporate Directors (“NACD”) Directorship 100 from 2015-2020, recognizing influential leaders in corporate governance and is also an NACD Board Leadership Fellow

Business Experience:

•	CEO of the Corporate Leadership Center, a non-profit leadership development forum

•	Former Vice Chairman and National Managing Partner of the Center for Board Effectiveness at Deloitte

•	Former member of the U.S. Executive Committee

•	Former Vice Chairman and Chief Inclusion Officer

•	Former member of the U.S. Board of Directors

•	Former Vice Chairman and Central Region Managing Partner

•	Former Vice Chairman and Midwest Regional Managing Partner

•	Former Regional Managing Partner, Strategic Clients

•	Former positions of increasing responsibility at Arthur Andersen, an audit, financial advisory, tax and consulting firm, most recently as Managing Partner & Business Advisory Assurance, Central Region

Other Board Experience:

•	CF Industries Holdings, Inc.

DOVER CORPORATION – 2023 Proxy Statement 11

PROPOSAL 1 — ELECTION OF DIRECTORS

H. John Gilbertson, Jr.

Independent Director Nominee Director since: 2018 Age: 66 Committees: Audit, Finance

Skills and Qualifications:

•	Extensive experience in corporate finance, capital markets, and mergers and acquisitions

•	Served as a strategic and financial advisor to his clients, forming deep relationships with companies in a range of industries

•	Has nearly four decades of experience in the professional and financial services industry

•	Deep expertise in financial management, coupled with his analytical and collaborative mindset, allows him to make invaluable contributions to our Board

•	Strong background in senior leadership development, succession planning, and organizational culture development

•	Brings to the Board considerable expertise in financial risk oversight and capital allocation

•	Bachelor’s degree in political economy from Dartmouth College and an MBA from Harvard University

Business Experience:

•	Retired Managing Director at Goldman Sachs

•	Served as Advisory Director and Partner-in-Charge, Midwest Region Investment Banking Services

•	Served as Managing Director at Travelers Group Inc.

•	Former Associate, Mergers and Acquisitions at Morgan Stanley

•	Former Consultant, Corporate Strategy at Bain & Company

•	Former Assistant Treasurer, Corporate Banking at Chase Manhattan Bank

•	Former News Reporter at The Providence Journal Company

Other Board Experience:

•	Director and Chair of Audit Committee of Meijer, Inc. (“Meijer”)

•	Former Director of AAR Corp.

DOVER CORPORATION – 2023 Proxy Statement 12

PROPOSAL 1 — ELECTION OF DIRECTORS

Kristiane C. Graham

Independent Director Nominee Director since: 1999 Age: 65 Committees: Compensation, Governance and Nominating

Skills and Qualifications:

•

Experience as a private investor with substantial holdings of Dover stock and her shared interests in Dover, including interests through charitable organizations of which she is a director, makes her a good surrogate for our individual and retail investors

•

Experience with a commercial bank, primarily as a loan officer; founded and operated an advisory company and a publication regarding international thoroughbred racing and now co-manages her family’s investments

•	Actively works with and has served on the boards of various organizations to support the objectives of local communities, affordable housing, education, and health

•	Serves on the Board of Directors for the Walter N. Ridley Scholarship Fund at the University of Virginia

•	Serves on the Board of Directors of Habitat for Humanity International

•	Serves on the Board of Trustees of the Virginia Museum of Fine Arts Foundation

•	Serves as an Emeritus Trustee of the College Foundation of the University of Virginia and has previously served on the Advisory Board of the University of Virginia School of Nursing

•	Brings valuable insights on the development of our policies and strategies relating to talent, leadership, and culture, with a focus on diversity and inclusion

•	Devoted substantial time to monitoring the development of Dover operating company leaders, enabling her to provide the Board valuable insights regarding management succession

•

As a member of one of the founding families of Dover, Ms. Graham also brings to the Board a sense of Dover’s historical values, culture and strategic vision which the Board believes is beneficial as it considers various strategic planning alternatives for shaping Dover’s future

Business Experience:

•	Private Investor

DOVER CORPORATION – 2023 Proxy Statement 13

PROPOSAL 1 — ELECTION OF DIRECTORS

Michael F. Johnston

Independent Board Chair; Independent Director Nominee Director since: 2013 Age: 75 Committees: Compensation, Governance and Nominating

Skills and Qualifications:

•	Brings industry insight, financial expertise and leadership experience garnered from his 17 years on the boards of global companies

•	Served as CEO of an $18 billion global manufacturer

•	Mr. Johnston also brings valuable corporate governance perspectives from his prior board service, including as a lead Director and Chair of other major public companies

•	Brings deep operations experience, which has helped him gain knowledge and a deep understanding in manufacturing, design, innovation, engineering, accounting and finance and capital structure

•	Brings nearly two decades of experience in building businesses in emerging economies

•	Bachelor’s degree in industrial management from the University of Massachusetts and an MBA from Michigan State University

Business Experience:

•	Former CEO and President of Visteon Corporation (“Visteon”)

•	Former Chief Operating Officer of Visteon

•	Former President of North America/Asia Pacific, Automotive Systems Group, of Johnson Controls, Inc. (“Johnson Controls”)

•	Former President of Americas Automotive Group of Johnson Controls

Other Board Experience:

•	Director of Armstrong Flooring, Inc.

•	Former Chairman and Director of Visteon

•	Former Director of Armstrong World Industries, Flowserve Corporation, and Whirlpool Corporation

DOVER CORPORATION – 2023 Proxy Statement 14

PROPOSAL 1 — ELECTION OF DIRECTORS

Michael Manley

Independent Director Nominee Director since: 2023 Age: 59 Committees: Audit, Finance

Skills and Qualifications:

•	Currently the Chief Executive Officer of AutoNation, Inc., the largest automotive retailer in the United States

•	Successfully managed a wide array of business models over his career

•	Extensive knowledge of manufacturing operations and supply chains, multi-national business management, capital markets, and mergers and acquisitions

•	MBA from Ashridge Management College and a Bachelor of Science in engineering from Southbank University

Business Experience:

•	Chief Executive Officer AutoNation, Inc.

•	Former head of Americas and member of the Group Executive Council for Stellantis N.V.

•	Former Chief Executive Officer of Fiat Chrysler Automobiles N.V. (“FCA”), a predecessor to Stellantis N.V.

•	Former Executive Vice President - International Sales & Marketing, Business Development and Global Product Planning Operations

•	Former Chief Executive Officer of Jeep

•	Former Chief Executive Officer of Ram

•	Former Chief Operating Officer for the Asia Pacific region

•	Former FCA Global Executive Council member

Other Board Experience:

•	AutoNation

•	Rolls-Royce Holdings plc (until 2023 annual meeting)

DOVER CORPORATION – 2023 Proxy Statement 15

PROPOSAL 1 — ELECTION OF DIRECTORS

Eric A. Spiegel

Independent Director Nominee Director since: 2017 Age: 65 Committees: Audit, Finance (Chair)

Skills and Qualifications:

•	Experienced business leader with diversified, global experience who brings deep and valuable expertise in strategy development, corporate restructuring, portfolio management and M&A to our Board

•	40+ years of experience working with large, global companies in the energy and industrial markets, mostly recently as President & CEO of Siemens USA

•	At Siemens, he led strategic reviews across a portfolio of ~45 businesses in the company’s largest market with over $22 billion in revenue, 50,000 employees and over 60 manufacturing facilities

•	Participated in the acquisition, divestiture, joint venture and carve-out of over 30 business units and segments

•	Executed Siemens’ “Vision 2020” initiative to optimize growth and margins in the U.S., across all sectors

•	Prior to Siemens, Mr. Spiegel was a global consultant at Booz Allen Hamilton focused on complex organizations in the energy, power, chemical, water, industrial and automotive fields

•

At Booz, he worked with major energy clients globally on projects around corporate strategy, M&A, major capital projects, cost restructuring, margin enhancement and supply chain re-design and was also closely involved with the government sector

•	An expert on the global energy industry, Mr. Spiegel co-authored the book Energy Shift: Game-changing Options for Fueling the Future

•	Holds a bachelor’s degree in economics from Harvard University and an MBA from the Tuck School of Business at Dartmouth College

Business Experience:

•

Special Advisor at Brighton Park Capital, a private equity firm, where he supports the firm’s sector investment teams and portfolio companies by providing strategic counsel on industry trends and growth strategies

•	Former President and CEO of Siemens USA

•

Former Managing Partner, Global Energy, Chemicals, and Power, and Managing Partner, Washington, D.C. office, and other roles at Booz & Company, Inc. (now known as Strategy&) and Booz Allen Hamilton, Inc., global consulting firms

•	Former Associate, Energy and Industrials Practice, at Temple, Barker & Sloane, Inc. (now known as Oliver Wyman)

•	Former Marketing and Strategy Manager at Brown Boveri & Cie (now known as ABB), a Swiss group of electrical engineering companies

•	In connection with his position at Brighton Park Capital, Mr. Spiegel serves as Chair of Relatient, Inc.

Other Board Experience:

•	Director and Audit Committee Chair of Liberty Mutual Holding Company, Inc.

•	Director and Audit Committee Chair of Project Energy Reimagined Acquisition Corp.

•	Director of TeamBuilder LLC

DOVER CORPORATION – 2023 Proxy Statement 16

PROPOSAL 1 — ELECTION OF DIRECTORS

Richard J. Tobin

Chief Executive Officer Director since: 2016 Age: 59 Committees: None

Skills and Qualifications:

•

Mr. Tobin is Dover’s current CEO. The Board believes it is desirable to have one active management representative on the Board to facilitate its access to timely and relevant information and its oversight of management’s long-term strategy, planning, and performance

•	Has a broad range of industry and functional experiences acquired through regional and global leadership positions

•

Former CEO of CNH Industrial, a complex international industrial company, where he led efforts to increase efficiencies, innovate through new technologies, expand geographically, and maximize the company’s portfolio of businesses

•	Gained extensive experience in international finance, operations, management, and information technology in his prior roles

•	Developed deep expertise with global capital markets through his international finance leadership roles

•	Prior to beginning his business career, Mr. Tobin was an officer in the United States Army

•	Member of the Board of Trustees of the John G. Shedd Aquarium in Chicago

•	Formerly served on the U.S. Chamber of Commerce Board of Directors, and is a former member of the Business Roundtable

•	Holds a bachelor of arts from Norwich University and an MBA from Drexel University

Business Experience:

•	President and CEO of Dover

•	Former CEO of CNH Industrial NV (“CNH Industrial”)

•	Former Group Chief Operating Officer of Fiat Industrial S.p.A

•	Former President and CEO of CNH Global NV

•	Former CFO of CNH Global NV

•	Former Chief Finance Officer & Head of Information Technology of SGS Group

•	Former Chief Operating Officer for North America of SGS Group

Other Board Experience:

•	Director of KeyCorp.

•	Former director of CNH Industrial

DOVER CORPORATION – 2023 Proxy Statement 17

PROPOSAL 1 — ELECTION OF DIRECTORS

Stephen M. Todd

Independent Director Nominee Director since: 2010 Age: 74 Committees: Audit (Chair)

Skills and Qualifications:

•	Extensive accounting and financial experience in both domestic and international business developed during a four decade career at Ernst & Young where he specialized in assurance and audit

•	Brings unique insights into accounting and financial issues relevant to multinational companies like Dover

•	Brings the perspective of an outside auditor to the Audit Committee

•

Brings leadership and financial strategy experience as developer and director of Ernst & Young’s Global Capital Markets Centers, which provides accounting, regulatory, internal control and financial reporting services to multinational companies in connection with cross-border debt and equity securities transactions and acquisitions

Business Experience:

•	Former Global Vice Chair of Assurance Professional Practice of Ernst & Young Global Limited, London, UK; and prior thereto, various positions with Ernst & Young

Other Board Experience:

•	Director and Audit Committee member of ChampionX Corporation (formerly known as Apergy Corporation)

•	Former member of the Board of Trustees of PNC Funds

DOVER CORPORATION – 2023 Proxy Statement 18

PROPOSAL 1 — ELECTION OF DIRECTORS

Keith E. Wandell

Independent Director Nominee Director since: 2015 Age: 73 Committees: Compensation (Chair), Finance

Skills and Qualifications:

•	Mr. Wandell brings to the Board the valuable perspective of a strategic, experienced leader with a strong record focused on growth, profitability, international expansion and innovation.

•

Has over 30 years of experience in diversified manufacturing businesses, most recently as the former Chairman and CEO of Harley-Davidson, Inc. (“Harley-Davidson”) where he led transformation efforts across the company’s product development, manufacturing and retail functions, focused on international expansion and implemented a restructuring plan

•

Prior to joining Harley-Davidson, Mr. Wandell served as President and Chief Operating Officer of Johnson Controls, Inc. (“Johnson Controls”) and helped manage the company’s entry into the Chinese car-battery market as well as its subsequent joint venture with China’s largest battery manufacturer

•	Gained valuable insights into the effective development of executive leadership capabilities and strong corporate cultures through his experience as a senior leader at various companies

•	Served on the boards of four other public companies, including the two on which he currently serves

•	Holds a bachelor’s degree in business administration from Ohio University and an MBA from the University of Dayton

Business Experience:

•	Former President and CEO of Harley-Davidson

•	Former President and Chief Operating Officer of Johnson Controls

•	Former Executive Vice President of Johnson Controls

•	Former Corporate Vice President of Johnson Controls

•	Former President of the Automotive Experience business of Johnson Controls

•	Former President of the Power Solutions business of Johnson Controls

Other Board Experience:

•	Director of Dana Incorporated

•	Former Director of Constellation Brands, Inc. and Clarcor, Inc.

•	Former Chairman of Harley-Davidson

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH

OF THE NOMINEES NAMED ABOVE.

DOVER CORPORATION – 2023 Proxy Statement 19

PROPOSAL 1 — ELECTION OF DIRECTORS

Board Oversight and Governance Practices

Our Board is responsible for, and committed to, overseeing our long-term strategic development as well as managing the principal and most significant risks that we face. In carrying out this duty, our Board advises senior management to help drive long-term value creation for our shareholders. The Board delegates specific areas of responsibility to relevant Board committees, as detailed below under the heading “Overview of Committee Responsibilities”, who report on their deliberations to the Board. The following summarizes our Board’s key areas of oversight responsibility.

Board Oversight

KEY AREAS OF BOARD OVERSIGHT
Long-Term Business Strategy

•   One of the primary responsibilities of our Board is the oversight of management’s long-term strategy and planning. Accordingly, our Board maintains a deep level of engagement with management in setting and overseeing Dover’s long-term business strategy.

Capital Allocation

•   Our Board is focused on the efficient allocation of capital to drive growth and provide returns to our shareholders. Our capital allocation priorities are organic investments, strategic acquisitions, and the return of capital to our shareholders.

•   We consistently return cash to shareholders by paying dividends, which have increased annually over each of the last 67 years.

•   We also undertake opportunistic share repurchases as part of our capital allocation strategy, completing $585 million of share repurchases in 2022 including a $500 million ASR program.

•   We made $221 million in capital expenditures in 2022, representing 2.6% of revenue, and $171.5 million in capital expenditures in 2021, representing 2.2% of revenue, in line with our priority of organic reinvestment to grow and strengthen our existing businesses.

•   We employ a prudent financial policy to support our capital allocation strategy, which includes maintaining an investment grade credit rating.

Portfolio Management

•   Businesses in our portfolio are continually evaluated for strategic fit.

•   We seek to deploy capital in acquisitions in attractive growth areas across our five segments. We focus primarily on bolt-on acquisitions, applying strict selection criteria of market attractiveness (including growth, market landscape, and performance-based competition), business fit (including sustained leading position, revenue visibility, and favorable customer value-add versus switching cost or risk) and financial return profile (accretive growth and margins and double-digit return on invested capital).

•   We have sold or divested some of our businesses based on changes in specific market outlook, structural changes in financial performance, value-creation potential, or for other strategic considerations, which included an effort to reduce our exposure to cyclical markets or focus on our higher margin growth spaces.

DOVER CORPORATION – 2023 Proxy Statement 20

PROPOSAL 1 — ELECTION OF DIRECTORS

KEY AREAS OF BOARD OVERSIGHT
Risk Management

•   Our Board has established a comprehensive enterprise risk management process to identify and manage risks, and periodically reviews the processes established by management to identify and manage risks and communicates with management about these processes.

•   We have established a risk assessment team consisting of senior executives, which annually, with the assistance of a consultant, oversees a risk assessment made at the corporate center, segment and operating company levels and, with that information in mind, performs an assessment of the overall risks our company may face and reports to the Board on that assessment. Each quarter, this team reassesses the risks, the severity of these risks, and the status of efforts to mitigate them.

ESG

•   The full Board has oversight of ESG matters and is regularly briefed on strategic planning, risks, and opportunities related to ESG by senior management, including our CEO.

•   Our Compensation Committee has integrated ESG oversight responsibility into our CEO’s individual strategic objectives within the AIP.

Culture & Human Capital Management

•   Our entrepreneurial culture depends upon an inclusive approach that values employees’ diversity and contributions.

•   We foster an operating culture with high ethical standards that values accountability, rigor, trust, inclusion, respect, and open communication and is designed to encourage individual growth and operational effectiveness. We continue to make significant investments in talent development, including in the areas of digital applications and operational management, and recognize that the growth and development of our employees is essential for our continued success.

•   As part of our commitment to strong corporate governance practices, we maintain an active and robust ethics program. Our Code of Conduct applies to all employees and directors of Dover and its subsidiaries. We enforce our Code of Conduct fairly and consistently, regardless of one’s position in Dover, and will not tolerate retaliation against those who report suspected misconduct in good faith.

Succession Planning

•   Another of the Board’s primary responsibilities is overseeing a sound Board and management succession process. The Board has developed a comprehensive plan to address management succession — both over the long term and for emergency purposes. The framework for the long-term plan includes thoughtful, deliberate monitoring of management beyond our top executives to ensure Dover continues to build a deep internal bench of talent.

•   Our Board is also focused on its own succession plan, which drives not only our director selection efforts, but also how we approach Board and committee leadership structure and membership, with a focus on critical board skills, diversity, and independence. The recent appointment of Michael Manley demonstrates our commitment to active Board refreshment.

Cybersecurity

•   The full Board is briefed on enterprise-wide cybersecurity risk management and the overall cybersecurity risk environment, and oversees major tasks related to cybersecurity risk management, periodically reviews our response capabilities, and meets with the Chief Information Security Officer on at least an annual basis.

•   Dover employs the National Institute of Standards & Technology Framework for Improving Critical Infrastructure Cybersecurity (The NIST Framework). This voluntary guidance developed with much private sector input provides a framework and a toolkit for organizations to manage cybersecurity risk.

DOVER CORPORATION – 2023 Proxy Statement 21

PROPOSAL 1 — ELECTION OF DIRECTORS

Board Committees

Our Board has four standing committees — the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, and the Finance Committee. The table below sets forth a summary of our committee structure and membership information.

DIRECTOR	Audit Committee	Compensation Committee	Governance and Nominating Committee	Finance Committee
DEBORAH L. DEHAAS	✓
H. JOHN GILBERTSON, JR.	✓			✓
KRISTIANE C. GRAHAM		✓	✓
MICHAEL F. JOHNSTON		✓	✓
MICHAEL MANLEY	✓			✓
ERIC A. SPIEGEL	✓			✓ (Chair)
RICHARD J. TOBIN
STEPHEN M. TODD	✓ (Chair)
STEPHEN K. WAGNER*	✓		✓ (Chair)
KEITH E. WANDELL		✓ (Chair)		✓
MARY A. WINSTON*		✓		✓
MEETINGS HELD IN 2022	8	5	4	7
*	Mr. Wagner and Ms. Winston will retire from the Board effective as of the Annual Meeting, at which time the size of our Board will be reduced to nine members.

DOVER CORPORATION – 2023 Proxy Statement 22

PROPOSAL 1 — ELECTION OF DIRECTORS

Overview of Committee Responsibilities

Audit Committee
Stephen M. Todd (Chair) Deborah L. DeHaas H. John Gilbertson, Jr. Michael Manley Eric A. Spiegel Stephen K. Wagner

Key Responsibilities

•  Selecting and engaging our independent registered public accounting firm (“independent auditors”)

•  Overseeing the work of our independent auditors and our internal audit function

•  Approving in advance all services to be provided by, and all fees to be paid to, our independent auditors, who report directly to the committee

•  Reviewing with management and the independent auditors the audit plan and results of the auditing engagement

•  Reviewing with management and our independent auditors the quality and adequacy of our internal control over financial reporting

The Audit Committee holds regular quarterly meetings at which it meets separately with each of our independent registered public accounting firm, PwC, our internal audit function, financial management and our general counsel to assess certain matters including the status of the independent audit process, management’s assessment of the effectiveness of internal control over financial reporting and the operation and effectiveness of our compliance program. In addition, the Audit Committee, as a whole, reviews and meets to discuss the contents of each Form 10-Q and Form 10-K (including the financial statements) prior to its filing with the SEC.

Our Board has determined that all members of the Audit Committee qualify as “audit committee financial experts” as defined in the SEC rules.

The Audit Committee’s responsibilities and authority are described in greater detail in its written charter.

Compensation Committee
Keith E. Wandell (Chair) Kristiane C. Graham Michael F. Johnston Mary A. Winston

Key Responsibilities

The Compensation Committee, together with our independent directors, approves compensation for the CEO of Dover. The functions of the Compensation Committee also include:

•  Approving compensation for executive officers who report directly to the CEO (together with the CEO, “senior executive officers”)

•  Granting awards and approving payouts under our 2012 Equity and Cash Incentive Plan (the “2012 LTIP”), our 2021 Omnibus Incentive Plan (the “2021 LTIP”) and our AIP

•  Approving changes to our executive compensation plans

•  Reviewing and recommending compensation for the Board

•  Overseeing succession planning and management development programs

The Compensation Committee’s responsibilities and authority are described in greater detail in its written charter.

DOVER CORPORATION – 2023 Proxy Statement 23

PROPOSAL 1 — ELECTION OF DIRECTORS

Governance and Nominating Committee
Stephen K. Wagner (Chair) Kristiane C. Graham Michael F. Johnston

Key Responsibilities

•  Developing and recommending corporate governance principles to our Board

•  Annually reviewing the requisite skills and characteristics of board members as well as the size, composition, functioning and needs of our Board as a whole

•  Considering and recommending to the Board nominees for election to, or for filling any vacancy on, our Board in accordance with our by-laws, our governance guidelines, and the committee’s charter

•  Identifying and recommending to our Board any changes it believes desirable in the size and composition of our Board

•  Recommending to our Board any changes it believes desirable in structure and membership of our Board’s committees

•  Providing oversight of Dover’s practices on political contributions and lobbying expenses and reviewing annually Dover’s political contributions and lobbying expenses

The Governance and Nominating Committee’s responsibilities and authority are described in greater detail in its written charter.

Finance Committee
Eric A. Spiegel (Chair) H. John Gilbertson, Jr. Michael Manley Keith E. Wandell Mary A. Winston

Key Responsibilities

•  Reviewing and recommending for approval by the Board proposed changes to dividend policies, stock splits, and repurchase programs

•  Reviewing our capital structure, liquidity, and financing plans

•  Reviewing and approving the registration and issuance of debt or equity securities

•  Subject to thresholds determined from time to time by the Board, reviewing and approving, or reviewing and recommending for Board approval, capital expenditures

•  Subject to thresholds determined from time to time by the Board, reviewing and approving, or reviewing and recommending for Board approval, M&A transactions

•  Oversight of treasury, insurance, and tax planning matters

The Finance Committee’s responsibilities and authority are described in greater detail in its written charter.

DOVER CORPORATION – 2023 Proxy Statement 24

PROPOSAL 1 — ELECTION OF DIRECTORS

Corporate Governance

Our Board is committed to sound governance practices and regularly reviews and refines our profile to reflect evolving best practices and matters raised by our shareholders. The following summarizes key aspects of our governance framework.

GOVERNANCE HIGHLIGHTS
Independent Board of Directors	• All directors are independent, other than our CEO, and our Board has leadership that is independent from management, by way of an independent Chair.
Commitment to Diversity

• Our Board has adopted a policy, reflected in our Corporate Governance Guidelines, requiring that the initial list of potential director and external CEO candidates presented by third-party search firms include qualified candidates who reflect diverse backgrounds, including diversity of gender and race or ethnicity. Expanding the diversity of the Board will be a key objective as the Board considers future appointments.

Special Shareholder Meetings	• Our by-laws include a right of shareholders holding 15% or more of the voting power of our outstanding stock to call a special meeting of shareholders.
Elimination of Super-majority Provisions	• All of the supermajority voting provisions in our charter were eliminated in 2019.
Board Committee Refreshment	• Our Board periodically reviews committee composition and chair positions, seeking the appropriate blend of continuity and fresh perspectives on committees.
Annual Majority Vote Director Elections & Mandatory Resignation Policy

• All of our directors are elected annually by our shareholders.

• Our directors must receive a majority of the votes cast in uncontested elections to be elected.

• We have a director resignation policy that requires a director to tender an irrevocable resignation letter to the Board prior to being nominated, contingent on the director not receiving a majority of the votes cast in an uncontested election and the Board’s acceptance of the resignation. The Governance and Nominating Committee will recommend to the full Board whether to accept the resignation or whether to take other action.

Proxy Access

• Our by-laws permit a shareholder or a group of up to 20 shareholders owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director candidates constituting up to the greater of two individuals or 20% of the Board, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in our by-laws.

Board Leadership Structure

We believe that having an independent leader of the Board is important to the Board’s oversight role and decision-making involving corporate strategy, performance, succession, and other critical matters. Under our current Board leadership structure, our Board has leadership that is independent from management by way of an independent Chair. Our CEO is also a member of the Board as a management representative. We believe this is important to make information and insight directly available to the directors in their deliberations. In our view, this board leadership structure gives us an appropriate, well-functioning balance between non-management and management directors that combines experience, accountability and effective risk oversight.

Board, Committee and Individual Director Evaluations

Our Board and its committees conduct robust annual self-evaluations of their performance. In addition, our Board evaluates one-third of our directors on a rotating individual basis each year with the purpose of assisting each director to be a more effective member of the Board. New directors undergo the evaluation process in each of their first two years on the Board. Our directors believe the rotational nature of our evaluation process enables a more in-depth, comprehensive evaluation for each of our directors.

DOVER CORPORATION – 2023 Proxy Statement 25

PROPOSAL 1 — ELECTION OF DIRECTORS

Directors’ Meetings and Attendance

During 2022, the Board met six times. Aside from Mr. Wagner, no director attended less than 75% of the board meetings and standing committee meetings on which he or she served in 2022. Average board attendance was 95% in 2022. Our independent directors meet at regularly scheduled executive sessions at least quarterly without management representatives or non-independent directors present. The Chair of the Board presides at these sessions. We expect our directors to attend the Annual Meeting. All directors then in office attended the 2022 Annual Meeting.

Our directors also regularly engage with management and outside subject matter experts outside of formal meetings. Examples include developing agendas and reviewing the content of materials in advance of meetings, calls, or in-person meetings with members of management to prepare for meetings, receiving periodic updates from management on significant operational or strategic developments between meetings, and, from time to time, engaging with shareholders.

Management Meetings and Site Visits

We encourage our directors to meet with senior managers throughout the enterprise and attend management’s strategic planning sessions. When considering businesses to visit, priority goes to those businesses identified as strategically important as well as those that were recently acquired. From time to time, the Board makes on-site visits to our businesses to tour the manufacturing facilities and meet face-to-face with company management and employees. These visits serve as an important tool in the Board’s succession planning process for our senior leadership team and enable a deeper understanding of our businesses and our culture.

Director Orientation and Education

All new directors participate in our director orientation program. New directors meet with senior corporate leaders to review and discuss our businesses, operations, strategy, end markets, governance, internal controls, and culture. We believe that our on-boarding approach, coupled with participation in regular Board and committee meetings, as well as additional exposure to our business through participation in management meetings and site visits, whether virtually or in-person, provides new directors a strong foundation in our businesses and accelerates their effectiveness to fully engage in Board deliberations.

Our Board also encourages directors to participate annually in continuing director education programs outside of the Boardroom, and we reimburse directors for their expenses associated with this participation.

Director Independence

Our Board has determined that each of the current members of the Board, except for Richard J. Tobin, who is our CEO, has no material relationship with Dover and satisfies all the criteria for being “independent” members of our Board. This includes the criteria established by the New York Stock Exchange (“NYSE”) listing standards, as well as our standards for classification as an independent director which are available on our website at www.dovercorporation.com. Our Board makes an annual determination of the independence of each nominee for director prior to his or her nomination for re-election. No director may be deemed independent unless the Board determines that he or she has no material relationship with Dover, directly or as an officer, shareholder or partner of an organization that has a material relationship with Dover.

Majority Standard for Election of Directors and Mandatory Resignation Policy

Under our by-laws and corporate governance guidelines, the voting standard in director elections is a majority of the votes cast. Under this majority of the votes cast standard, a director must receive more votes in favor of his or her election than votes against his or her election. Abstentions and broker non-votes do not count as votes cast with respect to a director’s election. In contested director elections (where there are more nominees than available seats on the board), the plurality standard will apply. Under the plurality standard, the nominees who receive the most “for” votes are elected to the Board until all seats are filled.

For an incumbent director to be nominated for re-election, he or she must submit an irrevocable resignation letter. The resignation will be contingent on the nominee not receiving a majority of the votes cast in an uncontested election and on the Board’s acceptance of the resignation. If an incumbent director fails to receive a majority of the votes cast in an uncontested election, the Governance and Nominating Committee will make a recommendation to our Board concerning whether to accept or reject the resignation or whether other action should be taken. Our Board will act on the resignation within 90 days following certification of the election results, taking into account the committee’s recommendation. The Board will publicly announce its decision and, if the resignation is rejected, the rationale for its decision.

DOVER CORPORATION – 2023 Proxy Statement 26

PROPOSAL 1 — ELECTION OF DIRECTORS

Governance Guidelines and Code of Ethics

Our Board long ago adopted written corporate governance guidelines that set forth the responsibilities of our Board and the qualifications and independence of its members and the members of its standing committees. The Board reviews these guidelines at least annually, in light of evolving best practices, shareholder feedback and the evolution of our business. In 2020, the Board amended the guidelines to require that initial lists of potential director and external CEO candidates presented by third-party search firms include qualified candidates who reflect diverse backgrounds, including diversity of gender and race or ethnicity.

As noted above in the “Governance Highlights” chart and in the “Criteria for Director Nominees” section, enhancing the diversity of the Board will be an important objective in connection with future director appointments.

In addition to the corporate governance guidelines, our Board has a long-standing Code of Conduct setting forth standards applicable to all of our companies and their employees, a code of ethics for our CEO and senior financial officers, and charters for each of its standing committees. All of these documents (referred to collectively as “governance materials”) are available on our website at www.dovercorporation.com.

Procedures for Approval of Related Person Transactions

We generally do not engage in transactions in which our senior executive officers or directors, any of their immediate family members or any of our 5% shareholders have a material interest. Should a proposed transaction or series of similar transactions involve any such persons and an amount that exceeds $120,000, it would be subject to review and approval by the Governance and Nominating Committee in accordance with a written policy and the procedures adopted by our Board, which are available with the governance materials on our website.

Under the procedures, management determines whether a proposed transaction requires review under the policy and, if so, presents the transaction to the Governance and Nominating Committee. The Governance and Nominating Committee reviews the relevant facts and circumstances of the transaction and approves or rejects the transaction. If the proposed transaction is immaterial or it is impractical or undesirable to defer the proposed transaction until the next committee meeting, the Chair of the committee decides whether to (i) approve the transaction and report the transaction at the next meeting or (ii) call a special meeting of the committee to review and approve the transaction. Should the proposed transaction involve the CEO or enough members of the Governance and Nominating Committee to prevent a quorum, the disinterested members of the committee will review the transaction and make a recommendation to the Board, and the disinterested members of the Board will then approve or reject the transaction. No director may participate in the review of any transaction in which he or she is a related person.

Communication with Directors

The Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (“accounting matters”) and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting matters. Such complaints or concerns may be submitted to Dover, care of our Corporate Secretary or through the communications coordinator, an external service provider, by mail, fax, telephone, or via the internet as published on our website. The communications coordinator forwards such communications to Dover without disclosing the identity of the sender if anonymity is requested.

Shareholders and other interested persons may also communicate with our Board and the non-management directors in any of these same manners. Such communications are forwarded to the Chair of the Governance and Nominating Committee.

DOVER CORPORATION – 2023 Proxy Statement 27

PROPOSAL 1 — ELECTION OF DIRECTORS

Shareholder Engagement and History of Board Responsiveness

Shareholder Engagement

In 2022, we continued our focus on regularly engaging with our shareholders. We reached out to holders of approximately 63% of our shares outstanding, and engaged with governance professionals and/or portfolio managers at investors holding approximately 39% of our shares outstanding. Our shareholder engagement team consists of senior management and has also included our Chair from time to time. We also participate in various governance forums with our shareholders and regularly engage with shareholders through industry conferences and meetings.

We received feedback from investors on a range of topics, including corporate governance topics such as shareholder ratification of executive termination pay. We are pleased with the feedback we received with investors on the topics we discussed, and look forward to ongoing engagement with our shareholders in order to continue to incorporate their views into our Board’s decision-making process. We aim to have best-in-class governance and compensation structures at Dover.

KEY ITEMS OF DISCUSSION AND FEEDBACK

Performance & Long-Term Strategy	• We reviewed our portfolio of businesses, performance, strategic priorities, and focus on continuing to deliver long-term value to shareholders despite challenging market environments.

Capital Allocation	• We discussed how our balance sheet strength and history of prudent capital allocation serve as differentiating factors that allow us to remain flexible.

Diversity & Inclusion

•   We discussed how we are taking a thoughtful approach to developing a center-led approach to human capital management and diversity and inclusion.

•   Shareholders expressed appreciation for continued transparency on the sustainability portion of our website regarding workforce demographics (gender, ethnicity, age).

•   We also discussed the progress we made regarding our diversity & inclusion goals, including successfully completing our first annual global engagement survey and expanding the breadth of our unconscious bias training for people leaders.

ESG

•   We discussed that, in 2022, we continued to execute on our three-year ESG strategy to expand our disclosures, metrics, goals and oversight, and continued to publish against key frameworks (SASB and GRI).

•   We discussed that we continued to report progress against our science-based targets to reduce our GHG emissions, and our continuing to report progress against our goal of reducing TRIR by 40% by 2025 (from a 2019 baseline year).

Executive Compensation

•   We discussed our severance practices and the potential adoption of a cash severance policy.

•   After enhancements to our compensation program in recent years, informed by extensive shareholder feedback, shareholders expressed continued support of our executive compensation program, which ensures continued alignment with our strategy and performance. In addition, they expressed support for continuing to include the effective oversight and management of ESG matters as a strategic objective for our CEO under the AIP.

Corporate Governance

•   Our shareholders continued to express their broad support for our governance practices and shareholder rights, including special meeting right, use of annual director elections, and independent Board leadership structure, and thoughtful and active refreshment process.

•   Many of our shareholders expressed appreciation for the adoption by the Board in 2022 of an amendment to the Governance and Nominating Committee’s charter to provide for oversight of Dover’s practices on political contributions and lobbying expenses.

DOVER CORPORATION – 2023 Proxy Statement 28

PROPOSAL 1 — ELECTION OF DIRECTORS

History of Board Responsiveness

We are committed to being responsive to our shareholders as demonstrated by the number of changes we have made over the years based on their input. In direct response to shareholder feedback, over the past 9 years, Dover has adopted and amended our special meeting right, adopted proxy access, implemented meaningful changes to our executive compensation program, removed all our super-majority voting provisions in our charter, adopted a robust clawback policy, and enhanced our disclosures to investors. The table below highlights many of the changes to our governance structures and compensation program that have been implemented over the past several years informed by shareholder feedback. These changes specifically address shareholders’ areas of focus and input gathered through our extensive shareholder engagements and outreach efforts.

Year	% of Outstanding Shares Outreached /Engaged	Actions in Response to Shareholder Feedback

2023	Ongoing	✓ Currently engaging with shareholders on corporate governance, executive compensation and sustainability ahead of the 2023 Annual Meeting
2022	63% / 39%

✓  Made several ESG accomplishments including:

✓  Completing one diversity & inclusion goal and staying on track to complete the other

✓  Continuing to disclose progress against GHG emissions goals and TRIR reduction goals

✓  Amending Governance and Nominating Committee’s charter to provide for oversight of Dover’s practices on political contributions and lobbying expenses

2021	59% / 31%

✓  Continued to maintain a refreshed and diverse board by appointing an additional female director

✓  Made several ESG accomplishments including:

✓  Announcing goals to reduce our GHG emissions by 2030

✓  Undertaking a climate risk assessment aligned with the TCFD reporting framework

✓  Setting new diversity & inclusion goals

✓  Establishing a working group of operating companies with a goal of embedding sustainability considerations into product development

2020	Winter: 65% / 15% Lead-up to 2020 AGM: 51% / 12% Fall: 59% / 38%

✓  Implemented for 2020 executive compensation program:

✓  Increased proportion of LTIP dedicated to performance shares and shifted from internal TSR to relative TSR as metric for performance shares

✓  Reduced maximum payout ceiling from 400% to 300% in LTIP

✓  Reduced ownership threshold required to call a special meeting of shareholders to 15% from 25%

✓  Adopted a diversity search policy for external director and CEO searches conducted by third-party search firms

✓  Made several ESG accomplishments including:

✓  A robust materiality assessment to help identify go-forward focus areas

✓  The launch of the sustainability portion of our website

✓  Publication of SASB and GRI indices

✓  Release of an “investor tear sheet” covering key ESG highlights

✓  Increased transparency into workforce demographics

2019	Lead-up to 2019 AGM: 63% / 37% Fall: 63% / 41%

✓  Achieved removal of all supermajority provisions through submission of management proposal and comprehensive retail investor campaign

✓  Enhanced disclosure regarding individual strategic objectives and financial metrics in AIP

✓  Adopted comprehensive clawback policy

✓  Incorporated ESG oversight into CEO’s individual strategic objectives in AIP

2018	51% / 32%	✓ Put forth management proposal to remove supermajority voting provisions alongside comprehensive campaign with retail investors to build support – did not pass
2017	53% / 33%	✓ Updated AIP to 60% financial metrics / 40% strategic objectives from 50% / 50% ✓ Put forth management proposal to remove supermajority voting provisions – did not pass
2016	60% / 28%	✓ Adoption of proxy access ✓ Put forth management proposal to provide shareholders with written consent right – did not pass
2015	39% / 24%	✓ Launch of governance-focused shareholder engagement program
2014	- / -	✓ Adoption of special meeting right

DOVER CORPORATION – 2023 Proxy Statement 29

PROPOSAL 1 — ELECTION OF DIRECTORS

Environmental, Social, and Governance Oversight (ESG)

Throughout our history, our commitment to corporate responsibility and sustainability has created significant value for our shareholders and stakeholders. Our vision for sustainability at Dover is “a sustainable innovation for every customer challenge.” This vision helps guide our efforts across our portfolio of operating companies and a team of over 25,000 employees. We remain focused on operating sustainably to help meet the goals of our customers, realize the full potential of our employees by fostering a culture that supports and values their efforts, and strengthen the communities in which we operate. For more information on our initiatives and accomplishments, please visit https://www.dovercorporation.com/sustainability/overview.

ESG Areas of Focus and Materiality Analysis

We pursue sustainability initiatives that support our employees, customers, and communities to ensure our businesses continue to create long-term value for our shareholders. Our eighteen ESG areas of focus — identified and prioritized in our materiality analysis conducted in 2020 – represent the ESG issues most important to our business and stakeholders and have guided our sustainability strategy during our inaugural three-ESG plan. Please see below for the specific areas of focus identified through the analysis. For each sustainability topic, we are applying our resources, expertise, and innovation to improve outcomes and drive results.

DOVER CORPORATION – 2023 Proxy Statement 30

PROPOSAL 1 — ELECTION OF DIRECTORS

Governance Oversight of ESG

Our governance framework serves as a strong foundation to promote the long-term interests of our shareholders. Our Board oversees our long-term strategic development and enterprise risk, including ESG risks. The Board’s oversight spans a wide array of ESG issues, including those related to climate change, health and safety, diversity and inclusion, ethics and compliance, and long-term environmental protection. As part of its continued focus on sustainability, our Board incorporates ESG oversight into the CEO’s annual performance and compensation evaluation as one of the CEO’s strategic objectives. The Board also has established a comprehensive enterprise risk management process to identify and manage risks, including any risks related to environmental and social issues.

Additionally, our cross-functional Sustainability Steering Committee was established in 2020 to manage ESG issues, typically meets at least four times per year, and provides an update to the Board at least annually. In 2022, we formalized the organization and structure of the Sustainability Steering Committee in a committee charter. The committee is responsible for guiding our sustainability strategy, initiatives, target-setting, performance, and reporting.

DOVER CORPORATION – 2023 Proxy Statement 31

PROPOSAL 1 — ELECTION OF DIRECTORS

Progress Toward Goals

We made progress on a number of fronts in line with our three-year ESG plan and are on track to meet each of our goals. These goals include our 2030 science-based targets to reduce both our operational and value chain greenhouse gas emissions as well as our goals to promote employee health and safety and diversity and inclusion. In 2022, we launched our first global employee engagement survey and have expanded the breadth of our unconscious bias training for people leaders. We continue to disclose progress against our greenhouse gas emissions and TRIR reduction goals. Also, as part of our efforts around increasing our focus on developing products that help our customers meet their sustainability goals, we have put in place working groups to develop and share best practices for embedding sustainability considerations into new product development.

DOVER CORPORATION – 2023 Proxy Statement 32

PROPOSAL 1 — ELECTION OF DIRECTORS

Directors’ Compensation

Our non-employee directors’ annual compensation is payable partly in cash and partly in common stock in an allocation our Board may adjust from time to time. If any director serves for less than a full calendar year, the compensation to be paid to that director for the year will be pro-rated as deemed appropriate by our Compensation Committee.

Our Board has adopted a policy that directors are expected to hold at any time a number of shares at least equal to the aggregate number of shares they received as the stock portion of their annual retainer during the past five years, net of an assumed 30% tax rate.

FOR 2022, NON-EMPLOYEE DIRECTOR COMPENSATION WAS AS FOLLOWS:
Annual retainer of $285,000, payable $165,000 in common stock and $120,000 in cash
Audit Committee Chair — additional annual cash retainer of $30,000
Compensation Committee Chair — additional annual cash retainer of $20,000
Governance and Nominating Committee Chair and Finance Committee Chair — additional annual cash retainer of $15,000
Board Chair — additional annual retainer of $170,000, payable $130,000 in cash and $40,000 in common stock

Under our 2021 LTIP, each non-employee director can elect to defer the receipt of 0%, 50%, or 100% of the equity compensation payable in a year until termination of services as a non-employee director. Shares deferred are converted into deferred stock units representing the right to receive one share of our common stock for each unit held at the end of the deferral period. Dividend equivalents are credited on deferred stock units and will be distributed in cash at the time that shares are distributed in settlement of deferred stock units. Messrs. Johnston, Spiegel, Todd, and Wagner and Mses. Graham and DeHaas elected to defer receipt of their 2022 equity compensation and received deferred stock units.

The table below sets forth the compensation paid to our directors for services in 2022.

NAME	FEES EARNED OR PAID IN CASH ($)(1)	STOCK AWARDS ($)(2)	TOTAL ($)
DEBORAH L. DEHAAS	120,000	165,048	285,048
H. JOHN GILBERTSON, JR	120,000	165,048	285,048
KRISTIANE C. GRAHAM	120,000	165,048	285,048
MICHAEL F. JOHNSTON	250,000	204,995	454,995
MICHAEL MANLEY(3)	—	—	—
ERIC A. SPIEGEL	135,000	165,048	300,048
STEPHEN M. TODD	150,000	165,048	315,048
STEPHEN K. WAGNER	135,000	165,048	300,048
KEITH E. WANDELL	140,000	165,048	305,048
MARY A. WINSTON	120,000	165,048	285,048
(1)	Amounts include the standard annual cash retainer, the Chair’s additional cash retainer, and the additional annual cash retainer for committee Chairs.
(2)

On November 15, 2022, each of Messrs. Gilbertson and Wandell and Ms. Winston received 1,161 shares of common stock with an aggregate grant date fair market value of $165,048, Messrs. Spiegel, Todd and Wagner and Mses. Graham and DeHaas each received 1,161 deferred stock units with an aggregate grant date fair market value of $165,048, and Mr. Johnston received 1,442 deferred stock units with an aggregate grant date fair market value of $204,995, which included his additional compensation as Board Chair.

(3)	Mr. Manley was first elected to the Board on February 9, 2023 and accordingly did not receive compensation in 2022.

Our Compensation Committee reviews our non-employee director compensation policy biennially and proposes changes to the Board, as appropriate. The review is performed with the assistance of the Compensation Committee’s independent compensation consultant to assess the competitiveness of our non-employee director compensation policy based on benchmark information from peer companies and relevant compensation surveys.

DOVER CORPORATION – 2023 Proxy Statement 33

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed the independent registered public accounting firm of PwC to audit the annual accounts of Dover and its subsidiaries for 2023. PwC has audited the financial statements for the Company since 1995. Representatives of PwC are not expected to be present at the Annual Meeting.

Although shareholder ratification of PwC’s appointment is not required by Dover’s by-laws or otherwise, our Board is submitting the ratification of PwC’s appointment for the year 2023 to Dover’s shareholders. If the shareholders do not ratify the appointment of PwC, the Audit Committee will reconsider whether or not to retain PwC as Dover’s independent registered public accounting firm for the year 2023 but will not be obligated to terminate the appointment. Even if the shareholders ratify the appointment of PwC, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Dover’s interests.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT

OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2023.

DOVER CORPORATION – 2023 Proxy Statement 34

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The Audit Committee is composed of directors who, in the opinion of the Board, are independent and financially literate under NYSE rules and qualify as audit committee financial experts as defined by the SEC. Information concerning the credentials of the Audit Committee members can be found in the section of this proxy statement entitled “Proposal 1 — Election of Directors.”

The Audit Committee operates under a written charter adopted by the Board and available on Dover’s website. The Audit Committee assists the Board in overseeing the quality and integrity of Dover’s financial statements, compliance with legal and regulatory requirements, the qualifications, performance and independence of the independent auditors, and the performance of the internal audit function.

Among other things, the Audit Committee appoints the Company’s independent auditors and is directly involved in the selection of the lead audit engagement partner, discusses with the internal audit function and independent auditors the overall scope and plans for their respective audits, reviews the Company’s accounting policies and system of internal controls, reviews significant financial transactions, discusses with management and with the Board processes relating to risk management, pre-approves audit and permissible non-audit services provided by the independent auditors, and approves all fees paid to the independent auditors for such services.

For 2022, the Audit Committee engaged the independent registered public accounting firm PwC as Dover’s independent auditor. In selecting PwC, the Audit Committee considered, among other things: the experience and qualifications of the lead audit partner and other senior members of the PwC team; PwC’s historical performance on Dover’s audit and the quality of its communications with the Audit Committee; the results of the most recent internal quality control review or Public Company Accounting Oversight Board (“PCAOB”) inspection; PwC’s independence; its reputation for integrity and competence in the fields of accounting and auditing; the appropriateness of its fees; and its tenure as Dover’s independent auditors, including its understanding of the Company’s global businesses, accounting policies and practices, and internal control over financial reporting.

The Audit Committee discussed with PwC the overall scope and plans for the audit of Dover’s 2022 financial statements. The Audit Committee met with PwC, with and without management present, to discuss the results of PwC’s examination, their assessment of internal controls and the overall quality of financial reporting.

The Audit Committee reviewed and discussed, with both the management of Dover and PwC, Dover’s 2022 audited financial statements, including a discussion of critical accounting policies, the quality, not just the acceptability, of the accounting principles followed, the reasonableness of significant judgments reflected in such financial statements and the clarity of disclosures in the financial statements. The Audit Committee met a total of eight times in 2022 and 2023 to discuss 2022 quarterly and full-year financial results and related disclosures.

The Audit Committee has received the written disclosures and the Rule 3526 letter from PwC required by the applicable requirements of PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and discussed with PwC its independence, including the impact of any relationships or permitted non-auditing services on PwC’s independence. The Audit Committee also discussed with PwC the matters required to be discussed under PCAOB Auditing Standard No. 1301. The Audit Committee has also received written materials addressing PwC’s internal control procedures and other matters required by NYSE listing standards.

Based upon the review and discussions referred to above, the Audit Committee recommended that the audited financial statements for the year ended December 31, 2022 be included in Dover’s Annual Report on Form 10-K.

Audit Committee:

Stephen M. Todd (Chair)

Deborah L. DeHaas

H. John Gilbertson, Jr.

Michael Manley

Eric A. Spiegel

Stephen K. Wagner

This report does not constitute “soliciting material” and shall not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference, and shall not otherwise be deemed filed under such Acts.

DOVER CORPORATION – 2023 Proxy Statement 35

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Independent Registered Public Accounting Firm

Fees paid to, or accrued for, PwC for services to us and our subsidiaries for 2022 and 2021 (including reimbursable expenses) were as follows:

	2022	2021
AUDIT FEES	$6,367,600	$7,487,600
AUDIT-RELATED FEES	$2,533	$55,870
TAX FEES	$39,078	$182,323
ALL OTHER FEES	$5,400	$900

TOTAL	$6,414,611	$7,726,693

Audit Fees. Audit fees include fees for audit or review services in accordance with generally accepted auditing standards of our consolidated financial statements (including internal control over financial reporting), statutory and subsidiary audits and review of documents filed with the U.S. Securities and Exchange Commission (“SEC”).

Audit-Related Fees. Audit-related fees include fees for assurance and related services that are reasonably related to the audit of our financial statements, including system implementation assessments.

Tax Fees. Tax fees include fees for services that are performed by professional tax staff other than in connection with the audit. These services include tax compliance, consulting and advisory services.

All Other Fees. Other fees include fees for non-audit services not listed above that do not impair the independence of the auditor and are not prohibited by the SEC or PCAOB.

Pre-Approval of Services Provided by Independent Registered Public Accounting Firm

Consistent with its charter and applicable SEC rules, our Audit Committee pre-approves all audit and permissible non-audit services provided by PwC to us and our subsidiaries. With respect to certain services which PwC has traditionally provided, the Audit Committee has adopted specific pre-approval policies and procedures. In developing these policies and procedures, the Audit Committee considered the need to ensure the independence of PwC while recognizing that, in certain situations, PwC may possess the expertise and be in the best position to advise us and our subsidiaries on issues and matters other than accounting and auditing.

The policies and procedures adopted by the Audit Committee allow the pre-approval by the Audit Committee of permissible audit-related services, non-audit-related services and tax services. Under the policies and procedures, pre-approval is generally provided for up to one year and any general pre-approval is detailed as to the particular services or category of services and is subject to a specific budget for each of them. The policies and procedures require that any other services be expressly and separately approved by the Audit Committee prior to such services being performed by the independent auditors. In addition, pre-approved services which are expected to exceed the budgeted amount included in a general pre-approval require separate, specific pre-approval. For each proposed service, the independent auditors and management are required to provide detailed information to the Audit Committee at the time of approval. The Audit Committee considers whether each pre-approved service is consistent with the SEC’s rules and regulations on auditor independence.

All audit-related and non-audit-related services of PwC during 2022 listed above under “Fees Paid to Independent Registered Public Accounting Firm” were pre-approved specifically or pursuant to the procedures outlined above. With respect to any tax services provided by PwC, PwC provided to the Audit Committee the communications required under PCAOB Rule 3524.

DOVER CORPORATION – 2023 Proxy Statement 36

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our compensation program and how it operates for our NEOs. Our NEOs for 2022 were:

NAMED EXECUTIVE OFFICERS
RICHARD J. TOBIN	President & CEO
BRAD M. CEREPAK	Senior Vice President & CFO
GIRISH JUNEJA	Senior Vice President & Chief Digital Officer
IVONNE M. CABRERA	Senior Vice President & General Counsel
KIMBERLY K. BORS	Senior Vice President & Chief Human Resources Officer

Executive Summary

Our compensation program is based on a pay-for-performance philosophy and is designed to incentivize executives to achieve financial and strategic goals that are aligned with the Company’s long-term business strategy and the creation of sustained, long-term value for our shareholders.

2022 Performance & Results

In 2022, despite an operating environment characterized by input shortages, inflationary cost pressures and foreign currency translation headwinds, we delivered strong financial results, made advancements in organic investments and productivity initiatives, and opportunistically stepped-up the return of capital to our shareholders, in keeping with our strategic priorities.

✓	Generated revenue of $8.5 billion, up 8% (+9% organic) compared to the prior year.

✓	Delivered GAAP earnings per share of $7.42, down 4% compared to the prior year, and adjusted earnings per share of $8.45, up 11% compared to the prior year.

✓

Completed five bolt-on acquisitions for an aggregate consideration of $325.0 million, net of cash acquired and including contingent consideration, which complement and expand upon our existing operations.

✓	Made $221.0 million in capital expenditures in 2022, representing a recent record-high 2.6% of revenue, in line with our plan to support growth capacity, digitization, innovation, and productivity.

✓	Generated cash flow provided by operating activities of $805.7 million, and free cash flow of $584.8 million, representing 6.9% of revenue.

✓

Continued to evolve our operating model to include center-led value capture from digital opportunities, and continued to invest in growth and productivity initiatives, including automation, capacity expansion, and the implementation of common corporate systems and measurement tools.

✓	Completed $585 million in share repurchases, including a $500 million accelerated share repurchase program.

✓	Increased our quarterly dividend, marking our 67th consecutive year of dividend increases.

DOVER CORPORATION – 2023 Proxy Statement 37

COMPENSATION DISCUSSION AND ANALYSIS

Financial Performance Summary

(1)	Definitions and reconciliations of non-GAAP measures are included at the end of this proxy statement.

2022 Pay Decisions Align with Dover’s Performance

Our compensation program structure is designed to align pay outcomes with our shareholders’ experience by emphasizing variable, at-risk pay for our management team, including the NEOs, through our AIP and long-term incentive program.

For 2022, our pay decisions and outcomes were consistent with our pay-for-performance philosophy. Our NEOs made significant progress against their pre-defined individual strategic objectives as evaluated by our Compensation Committee under our AIP. As a result of strong operational and strategic achievements, 2022 annual bonus payouts were modestly above target but below last year. Consistent with our value creation over the three-year performance period of 2020-2022, the performance shares for that period, which vested at the end of 2022 and were based on relative TSR to the companies in the S&P 500 Industrials index, had a payout percentage of 71.4% for our NEOs.

DOVER CORPORATION – 2023 Proxy Statement 38

COMPENSATION DISCUSSION AND ANALYSIS

Say on Pay Vote Results and Shareholder Engagement

94% Say on Pay support	63% Shares Outstanding Contacted	39% Shares Engaged

Our Board has a strong history of engaging with shareholders and soliciting feedback on a range of topics, including our executive compensation program. Historically, our program has received strong shareholder support as expressed during our one-on-one engagement discussions with shareholders and through our Say on Pay vote levels.

At our 2022 annual meeting, approximately 94% of the voting shareholders approved the compensation of the NEOs. At our 2021 annual meeting, over approximately 93% of the voting shareholders approved the compensation of the NEOs. In 2022, we continued our shareholder engagement program. We reached out to holders of approximately 63% of our outstanding shares and engaged with governance professionals and/or portfolio managers of investors holding approximately 39% of our outstanding shares. In addition to the governance topics detailed earlier in this proxy statement, we had thoughtful discussions with our shareholders regarding our compensation program. Shareholders told us they believe our pay practices are aligned with our pay-for-performance philosophy. The Compensation Committee will continue to consider feedback from shareholders, as well as the results from future shareholder advisory votes, in its ongoing evaluation of executive compensation programs and practices at Dover.

DOVER CORPORATION – 2023 Proxy Statement 39

COMPENSATION DISCUSSION AND ANALYSIS

Dover’s Alignment with Leading Compensation Governance Practices

WHAT WE DO

✓   The majority of target NEO pay opportunity is performance based (75% for the CEO; 63% for the other NEOs)

✓   A significant portion of target NEO pay opportunity is tied to Dover stock performance (75% for the CEO; 52% for the other NEOs)

✓   Robust engagement with shareholders to seek feedback on executive compensation programs

✓   Compensation program includes ESG objectives

✓   All long-term incentives are paid in stock, not cash

✓   Executives must hold significant amounts of Dover stock: five-times salary for the CEO, three-times for other NEOs

✓   All long-term incentives are earned or vest over three years

✓   Change in control provisions require double trigger

✓   Comprehensive clawback policy

✓   Executives participate in benefit and employee programs on the same basis as other Dover employees

✓   Our Compensation Committee retains its own independent consultant

✓   Annual compensation risk assessment

WHAT WE DON’T DO

✗   No tax gross ups

✗   No repricing, reloads, or exchanges of stock-settled stock appreciation rights (“SSARs”)

✗   No SSARs granted below fair market value

✗   No hedging or pledging of Dover securities by executives, including margin loans

✗   No dividends are paid on performance shares or restricted stock units (“RSUs”) during the earning or vesting period. Dividend equivalents are accrued on RSUs, but are only paid if the RSUs vest

✗   No special executive retirement arrangements

✗   No NEO cash severance over 2.99x the sum of base salary and target bonus without shareholder approval

✗    No substantial executive perquisites, nor do we own or operate any corporate aircraft

DOVER CORPORATION – 2023 Proxy Statement 40

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Principles

Guiding Principles for Dover’s Executive Compensation Program

Based on these principles, these were the key elements of our executive compensation program in 2022:

✓	Financial metrics that are clearly linked to the creation of shareholder value: adjusted earnings and three-year relative TSR.

✓

A focus on our business strategy to ensure our long-term compensation program aligns the interests of our executives with those of our shareholders by placing an emphasis on performance-based stock compensation.

✓	An annual review by our Compensation Committee of executive compensation levels and the components of our program.

✓

A reference to the median of our peer group for total direct compensation, with consideration for internal pay equity, sustained performance, specific responsibilities, and experience with comparable market talent.

✓	Total compensation opportunities designed so that the large majority of compensation is variable and at-risk based on financial, strategic, operational, and share price performance.

✓

An annual cash bonus plan (the AIP) designed to reward annual financial performance and the attainment of well-defined strategic objectives that the Board believes will assure the long-term success of Dover.

✓	Executive benefits and programs that are consistent with those offered to other employees. We provide substantially no executive perquisites, nor do we own or operate any corporate aircraft.

DOVER CORPORATION – 2023 Proxy Statement 41

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Process

Setting Executive Compensation — Roles

The process for determining our executive compensation program structure and payouts involves the dedicated participation of our Compensation Committee, the independent directors of the Board, the CEO, and our Compensation Committee’s independent consultant. The roles of each in making compensation decisions are:

DOVER CORPORATION – 2023 Proxy Statement 42

COMPENSATION DISCUSSION AND ANALYSIS

Setting Executive Compensation – Timeline

The process for making executive compensation decisions for 2022 began with goal setting at the beginning of the year and concluded with the actual compensation payout decisions in early 2023. As described below, this year-long process integrates key factors, such as Dover’s business strategy, our annual budget, and market compensation data.

DOVER CORPORATION – 2023 Proxy Statement 43

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Peer Group

For assessing executive pay programs and levels, the Compensation Committee selected a group of companies that are similar to Dover in terms of end markets, complexity, revenues and market capitalization. In 2022, with the help of its independent consultant, the Compensation Committee approved changes to the existing peer group for the year 2023. Colfax Corporation was removed from the peer group following the spin-off of their fabrication technology business and Ametek, Inc. was added to the peer group.

	FINANCIAL CONSIDERATIONS (IN USD MILLIONS)			QUALITATIVE CONSIDERATIONS

COMPANY	2022 REVENUE	2022 MARKET CAP(1)	INDUSTRY	>20% GLOBAL REVENUES	DOVER-LIKE STRUCTURE	SAME ANALYST COVERAGE(2)

AMETEK, INC.	$6,151	$32,087	Electrical Equipment	✗	✗	✗

CARLISLE COMPANIES	$6,592	$12,150	Industrial Conglomerates	✗	✗

CORNING INCORPORATED	$14,189	$27,015	Electrical Equipment	✗		✗

EATON CORPORATION	$20,752	$62,419	Electrical Equipment	✗	✗	✗

EMERSON ELECTRIC CO.	$19,629	$56,810	Electrical Equipment	✗	✗	✗

FLOWSERVE CORPORATION	$3,615	$4,010	Machinery	✗		✗

FORTIVE CORPORATION	$5,826	$22,732	Industrial Machinery	✗	✗	✗

ILLINOIS TOOL WORKS INC.	$15,932	$67,673	Machinery	✗	✗	✗

INGERSOLL-RAND PLC	$5,916	$21,157	Machinery	✗	✗	✗

PARKER-HANNIFIN CORPORATION	$15,862	$37,366	Machinery	✗		✗

ROCKWELL AUTOMATION INC.	$7,760	$29,555	Electrical Equipment	✗		✗

ROPER TECHNOLOGIES, INC.	$5,372	$45,824	Industrial Conglomerates	✗	✗	✗

SNAP-ON INCORPORATED	$4,843	$12,145	Industrial Machinery	✗		✗

STANLEY BLACK & DECKER, INC.	$16,947	$11,113	Industrial Machinery	✗		✗

TEXTRON INC.	$12,869	$14,781	Aerospace & Defense	✗	✗	✗

XYLEM, INC.	$5,522	$19,927	Industrial Machinery	✗		✗

75TH PERCENTILE	$15,879	$39,481

MEDIAN	$7,176	$24,874

25TH PERCENTILE	$5,750	$14,123

DOVER	$8,508	$19,005

(1)	As of 12/31/2022.
(2)	“Same analyst coverage” means company is covered by at least five of the analysts that cover Dover.

DOVER CORPORATION – 2023 Proxy Statement 44

COMPENSATION DISCUSSION AND ANALYSIS

Role of Internal Equity in Setting Executive Compensation

Management and our Compensation Committee consider both market benchmarks (i.e., external competitiveness), as well as the impact each executive role has relative to internal peers (i.e., internal equity), in establishing the executive pay structures used to govern pay.

Retention and Independence of Compensation Consultant

Our Compensation Committee has the authority and discretion to retain external compensation consultants as it deems appropriate. Our Compensation Committee has adopted a policy to ensure the continuing independence and accountability to the committee of any advisor hired to assist the committee in the discharge of its duties. The policy formalizes the independent relationship between the Compensation Committee’s advisor and Dover, while permitting management limited ability to access the advisor’s knowledge of Dover for compensation matters. Under the policy, our Compensation Committee will annually review and pre-approve the services that may be provided to management by the independent advisor without further Compensation Committee approval. Compensation Committee approval is required prior to Dover retaining the independent advisor for any executive compensation services or other consulting services or products above an aggregate annual limit of $50,000.

Since September 2020, our Compensation Committee has retained Meridian Compensation Partners, LLC (“Meridian”) to serve as its independent compensation consultant. Meridian does no other work for and has no other relationships with Dover. Meridian is focused on executive compensation and does not have departments, groups, or affiliates that provide services other than those related to executive compensation and benefits.

Our Compensation Committee looks to its consultant to periodically review and advise regarding the adequacy and appropriateness of our overall executive compensation plans, programs, and practices and, from time to time, to answer specific questions raised by our Compensation Committee or management. Compensation decisions are made by, and are the responsibility of, our Compensation Committee and our Board, and may reflect factors and considerations other than the information and recommendations provided by our Compensation Committee’s consultant.

To ensure independence of the compensation consultant, the consultant reports directly to the Chair of our Compensation Committee and works specifically for the Compensation Committee solely on compensation and benefits.

Meridian did not engage in any projects for management in 2022. Our Compensation Committee has assessed the independence of Meridian and concluded that its work for the Compensation Committee does not raise any conflict of interest.

DOVER CORPORATION – 2023 Proxy Statement 45

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Executive Compensation

Variable, Performance-Based Compensation Program Structure Drives Pay-For-Performance Alignment

The pay packages of Dover executives consist predominantly of incentive-based pay, both annual and long-term. Each of the compensation components has a specific role in the overall design of our executive pay program. While the components are designed to be mutually reinforcing, care is taken to minimize overlap between them. The following table provides an overview of the 2022 compensation program structure.

Component	Pay Element	2022 Metrics & Weighting	Objectives
Base Salary	Cash	◾ n/a	◾ Attract and retain qualified executives ◾ Benchmarked to peer group median while also considering additional factors such as experience and performance in role
Annual Incentive Plan (AIP)	Cash	◾ 60% Financial Results: ○ Adj. Earnings (100%) ◾ 40% Individual Strategic ○ ESG oversight included in CEO and select NEO individual strategic objectives

◾  Intended to drive profitability, growth, and progress against strategy

◾  Individual objectives are focused on a limited and measurable set of goals to benefit shareholders over the long-term

◾  Including ESG oversight in objectives establishes clear tone at the top regarding the importance of ESG

Long-Term Incentive Plan	Performance Shares	◾ 40% LTIP weighting ◾ Performance Criteria: 3-Year relative TSR with the S&P 500 Industrials index companies as the comparator group	◾ Focus executives on shareholder value creation ◾ Relative TSR closely aligns our executive-level measurement system with the experience of shareholders
	SSARs	◾ 40% LTIP Weighting ◾ Performance Criteria: Dover stock price, exercisable three years after grant date and remain exercisable for another seven years (subject to 10-year stock price movement)

◾  Focus executives on share price appreciation

◾  SSARs are an important component of our program, reflecting input from investors, many of whom acknowledge the role SSARs play in emphasizing growth and go-forward value creation

	RSUs	◾ 20% LTIP weighting ◾ Performance Criteria: Dover stock price; awards vest ratably over three years	◾ Retention, ownership, and full alignment with the shareholder experience
Benefits	Consistent with other similarly situated employees

DOVER CORPORATION – 2023 Proxy Statement 46

COMPENSATION DISCUSSION AND ANALYSIS

2022 Target Pay Mix

For 2022, the vast majority of the CEO’s and other NEOs’ target pay mix was composed of “at risk” incentive-based pay as shown in the chart below. Additionally, the target pay mix was heavily weighted toward long-term performance and tied to share performance, with the annual incentives focused on key short-term drivers and progress on strategy.

Annual Incentive Plan Compensation

An annual bonus may be earned each year based on an NEO’s performance against objectives tied to our financial performance as well as individual strategic goals. Each NEO’s bonus target amount is determined in reference to market benchmarking and according to the scope and complexity of the NEO’s functional responsibilities, overall impact on our results, strategic leadership, and managerial responsibility. We believe that balancing the measurement of performance for the annual bonus between financial and strategic objectives is important in mitigating risk and executing on our long-term strategy for value creation.

Each executive officer is eligible for a bonus equal to his or her base salary multiplied by his or her target award percentage multiplied by the Overall Payout Factor (which is the sum of the Financial Objective Factor (weighted 60%) and the Strategic Objectives Factor (weighted 40%)).

2022 AIP Financial Objective Factor – Target

The Financial Objective Factor in the 2022 AIP was calculated based on Adjusted Earnings. In setting the financial objective, our Compensation Committee considered our annual budget, operational priorities, plans for capital allocation, historical performance, and external factors, among other items. The target performance level for the financial objective was established at the beginning of the fiscal year and provided for appropriate adjustments for acquisitions and dispositions occurring during the year. For this measure, our Compensation Committee established threshold, target, and maximum levels of performance, as well as a payout percentage curve that relates each level of performance to a payout percentage.

DOVER CORPORATION – 2023 Proxy Statement 47

COMPENSATION DISCUSSION AND ANALYSIS

Threshold and maximum performance levels are set at 85% and 107%, respectively, of target. There is no payout on the Financial Objective Factor if performance is below the threshold. At threshold, the payout percentage curve begins at 50%. If performance is at the target level, the payout percentage is 100%. For performance at or above the maximum level of achievement, the payout percentage is capped at 200%.

2022 AIP Financial Objective Factor – Results

Following the end of 2022, we calculated the Financial Objective Factor as follows:

	2022 AIP FINANCIAL OBJECTIVE RESULTS (in millions)

	TARGET PERFORMANCE LEVEL	ACTUAL PERFORMANCE LEVEL	PAYOUT% (BEFORE WEIGHTING)	WEIGHTING OF MEASURE	WEIGHTED PAYOUT%
Adjusted Earnings(1)	$1,248	$1,213	90.7%	60%	54.4%
Financial Objective Factor					54.4%

(1)	Definitions and reconciliations of non-GAAP measures are included at the end of this proxy statement.

2022 AIP Individual Strategic Objectives Factor

The Strategic Objectives Factor is based on the achievement of individual strategic objectives designed to create long-term value for our shareholders. The strategic objectives for the CEO were developed by our Compensation Committee at the beginning of the year, approved by our independent directors, and communicated to the CEO in February. The individual strategic objectives were based on specific strategic initiatives that the Board and management agreed were important to achieve in 2022. These objectives were cascaded to the CEO’s direct reports, as appropriate, based on their responsibilities or business portfolio. The Board monitored progress on the CEO’s strategic objectives and, following the end of the year, reviewed the CEO’s performance against these objectives when determining his annual bonus.

Following the end of 2022, our Compensation Committee determined for each NEO a Strategic Objectives Factor between 0% and 200%. Our Compensation Committee believes such judgment is an important risk-mitigating element to our compensation program and provides an opportunity to further align executive compensation with long-term value creation. To make this determination, our Compensation Committee took into account each executive’s execution against his or her personal strategic objectives for the year and the executive’s overall performance for the year.

DOVER CORPORATION – 2023 Proxy Statement 48

COMPENSATION DISCUSSION AND ANALYSIS

Strategic Objectives Factor — CEO

The table below summarizes the individual strategic objectives, weightings, and results the Compensation Committee considered for our CEO in determining his Strategic Objectives Factor for 2022.

Strategic Objectives & Accomplishments – Richard J. Tobin (President & CEO)

Company Goals (20%)

✓ Progressed on our productivity initiatives and on our margin expansion initiatives, principally enabled by advances in e-commerce adoption and back-office consolidation.

✓ Continued to build on our four enterprise capabilities.

✓ Helped deliver additional margin upside by capturing synergies from recent acquisitions.

Capital Markets and Shareholder Engagement (20%)

✓ Engaged with investors regarding our long-term strategy execution and value-creation priorities.

✓ Reached out to holders of approximately 63% of outstanding shares and engaged with investors holding approximately 39% of outstanding shares.

Portfolio Management (20%)

✓ Effectively deployed capital to increase the value of our portfolio, including through investments in organic growth and $325 million deployed toward acquisitions.

✓ Increased capital expenditures to a recent record of $221 million.

✓ Completed the integration of several recent acquisitions that provide exposure to high-growth technologies and markets.

Talent, Succession Planning & Workforce Diversity (20%)

✓ Completed several objectives in the multi-year strategy to help ensure that our culture continues to take an inclusive approach that values diversity.

✓ Helped lead the expansion of our unconscious bias training for people leaders.

✓ Completed talent and succession planning review.

ESG (20%)

✓ Implemented the final year of a multi-year ESG strategic plan by continuing to report progress toward public facing goals on ESG topics, including GHG emissions; we are on track to meet each of our goals.

✓ Completed our first annual global engagement survey.

✓ Developed and reviewed new three-year ESG plan with the Board.

Our Compensation Committee evaluated Mr. Tobin’s achievements against his strategic objectives and assigned him a Strategic Objectives Factor of 120%.

DOVER CORPORATION – 2023 Proxy Statement 49

COMPENSATION DISCUSSION AND ANALYSIS

Strategic Objectives Factor — Other NEOs

The following table summarizes the individual strategic objectives and results the Compensation Committee considered for our other NEOs in determining their respective Strategic Objectives Factors for 2022.

Brad M. Cerepak (Senior Vice President & CFO) Strategic Objectives & Accomplishments

Corporate Strategy (25%)

✓ Evaluated options for capital deployment.

✓ Helped Dover opportunistically step-up the return of capital through $585 million in share repurchases and to raise our dividend for the 67th consecutive year.

✓ Supported the alignment of key metrics and market positions to drive shareholder communications.

Capital Structure Analysis (25%)

✓ Assisted in the preparation of our three-year capital structure plan.

Finance Transformation and Control Environment (25%)

✓ Continued our commitment to optimize the structure of our finance team and improve process efficiency of shared services.

✓ Enhanced our internal controls environment.

Audit Plan Initiatives (25%)

✓ Conducted assessment of internal audit program and improved the efficiency of audits.

Assigned Strategic Objectives Factor of 120%

Girish Juneja (Senior Vice President & Chief Digital Officer) Strategic Objectives & Accomplishments

Digital Strategy (25%)

✓ Supported our strategic initiatives and priorities by assessing the digital capabilities of acquisition targets and driving adoption of shared services and common practices.

✓ Helped progress our information technology centralization initiatives.

Digital Customer Experience (25%)

✓ Continued support in building common platforms to enhance the customer experience and deliver efficiencies by enabling automated transactions.

Data Security (25%)

✓ Supported our enterprise-wide strategy for data security.

Product Development (25%)

✓ Helped expand our connected software and machine learning augmented solutions, which were built to integrate and work with our equipment and component offerings.

Assigned Strategic Objectives Factor of 120%

DOVER CORPORATION – 2023 Proxy Statement 50

COMPENSATION DISCUSSION AND ANALYSIS

Ivonne M. Cabrera (Senior Vice President, General Counsel & Secretary) Strategic Objectives & Accomplishments

ESG (25%)

✓ Continued effective leadership of our Sustainability Steering Committee and key roles in driving initiatives and communications aligned with completing our initial three-year ESG plan and developing a new three-year plan.

Commercial Contracts (25%)

✓ Supported the standardization of contract practices and tools across the enterprise.

Legal Spend Optimization (25%)

✓ Expanded the use of technology to collect and leverage data to drive cost optimization initiatives and support strategic priorities.

Intellectual Property (25%)

✓ Continued to engage with operating companies to align intellectual property activities with strategic priorities and to develop, product and maintain their intellectual property rights.

Assigned Strategic Objectives Factor of 120%

Kimberly K. Bors (Senior Vice President & Chief Human Resources Officer) Strategic Objectives & Accomplishments

Enterprise Talent Management (25%)

✓ Continued to enhance our talent management processes, capabilities and succession depth across the enterprise.

Strategic HR Project Initiatives (25%)

✓ Established strategy to harmonize and streamline aspects of global benefits programs.

✓ Supported the roll out of a global career architecture and compensation structure.

ESG/Diversity & Inclusion (25%)

✓ Completed our first annual global engagement survey.

✓ Helped implement Diversity & Inclusion roadmap initiatives, including through the expansion of our unconscious bias training for employees with direct reports.

Global HR Operating Model (25%)

✓ Helped implement the global operating model designed to expand shared services and centers of expertise and improve the operational effectiveness of the human resources function.

Assigned Strategic Objectives Factor of 120%

The Overall Payout Factors resulting from the above Financial Objective Factors and the Strategic Objectives Factors resulted in the payouts set forth in the 2022 Summary Compensation Table.

DOVER CORPORATION – 2023 Proxy Statement 51

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentive Compensation

The following table summarizes the components of awards under our LTIP and the related performance criteria for awards granted in 2022. Note that all components are paid in stock rather than cash to encourage shareholder alignment through stock ownership.

Pay Element	2022 Weighting & Performance Criteria	Objectives

Performance Shares	◾ 40% LTIP weighting ◾ Performance Criteria: 3-Year relative TSR with the S&P 500 Industrials index companies as the comparator group	◾ Focus executives on shareholder value creation

Stock Settled Stock Appreciation Rights	◾ 40% LTIP weighting ◾ Performance Criteria: Dover stock price, exercisable three years after grant date and remain exercisable for seven years (subject to 10-year stock price movement)	◾ Focus executives on share price appreciation

Restricted Stock Units	◾ 20% LTIP weighting ◾ Performance Criteria: Dover stock price; awards vest ratably over three years	◾ Retention and full alignment with the shareholder experience

Performance Shares – Relative TSR Metric

In February 2022, the Compensation Committee approved the grant of performance shares to each of our NEOs. Performance shares are earned based on our relative TSR performance against the S&P 500 Industrials index companies measured over the three-year performance period ending December 31, 2024. The relative TSR metric provides shareholders with a transparent and simple measure to gauge our performance against companies in our industry, and aligns the interests of our executives with our shareholders. The relative TSR targets for our performance shares are highly competitive. Awards are earned three years after the grant, provided relative TSR exceeds a threshold level with a maximum payout capped at 300% of target.

Payouts are made on a sliding scale using the following formula based on our relative TSR performance:

Performance share payouts will be capped at 100% if absolute TSR is negative over the performance period.

DOVER CORPORATION – 2023 Proxy Statement 52

COMPENSATION DISCUSSION AND ANALYSIS

Performance Shares Vested in 2022

The performance shares vested in 2022 are based on the three-year performance period of 2020-2022, and the performance is measured on relative TSR as described above. Consistent with our value creation over the three-year performance period, the performance shares vested in 2022 had a payout percentage of 71.4% for our NEOs.

	Target # of Shares	Actual Shares Awarded

Richard J. Tobin	26,698	19,062

Brad M. Cerepak	6,674	4,765

Girish Juneja	1,669	1,192

Ivonne M. Cabrera	2,670	1,906

Kimberly K. Bors	1,669	1,192

Stock Settled Stock Appreciation Rights

Stock Settled Stock Appreciation Rights (SSARs) give our NEOs the ability to participate in the price appreciation of a set number of shares of Company stock. Once SSARs vest, an NEO may exercise them any time prior to the expiration date and the proceeds from the exercise are paid to the NEO in the form of shares of Dover common stock to encourage continued share ownership and shareholder alignment. SSARs vest and become exercisable 3 years after the grant date and remain exercisable for seven years, which means the awards are subject to 10-year stock price movement thus aligning executive interests with shareholder interests over the long term. Importantly, in light of our active acquisition program, SSARs’ forward-looking orientation is effective for incentivizing our newly-acquired companies and employees, who must create new value in order to realize gains. Furthermore, SSARs’ 10-year life cycle is essential to managing value creation with a business that has a portfolio of industrial companies whose economic cycles vary.

Restricted Stock Units

RSU grants attract and retain NEOs by providing them with some of the benefits associated with stock ownership during the vesting period. Executives do not actually own the shares underlying the units, nor do they enjoy the benefits of ownership such as dividends and voting, until the vesting conditions are satisfied. Once an NEO’s RSUs vest, the NEO receives a number of shares of Dover common stock equivalent in number to the vested units and receives a cash amount equal to any dividend equivalents that were accrued during the vesting period, net of withholding taxes.

Other Benefits

401(k), Pension Plan and Health & Wellness Plans

Our executive officers are able to participate in retirement and benefit plans generally available to our employees on the same terms as other employees. Dover and most of our businesses offer a 401(k) plan to substantially all U.S.-based employees and provide a Company matching contribution denominated as a percentage of the amount of salary deferred into the plan by a participant during the course of the year. Some of our U.S.-based employees also participate in a tax-qualified defined benefit pension plan. Effective December 31, 2013, we closed both our qualified and non-qualified defined benefit retirement plans to new employees. We intend to freeze any future benefit accruals in both plans effective December 31, 2023. All of our U.S.-based employees are offered a health and wellness plan (including health, term life and disability insurance). NEOs do not receive enhanced health and wellness benefits.

Non-Qualified Retirement Plans

We offer two non-qualified plans with participation generally limited to individuals whose annual salary and bonus earnings exceed the Internal Revenue Service (“IRS”) limits applicable to our qualified plans: our Pension Replacement Plan (“PRP”) and our deferred compensation plan. Participation in the deferred compensation plan is open to employees with an annual salary equal to or greater than $250,000 for 2022 deferral elections.

DOVER CORPORATION – 2023 Proxy Statement 53

COMPENSATION DISCUSSION AND ANALYSIS

After December 31, 2009, benefits under the PRP before offsets are determined using the benefit calculation and eligibility criteria as under the pension plan, except that IRS limits on compensation and benefits do not apply. Prior to December 31, 2009, the participants in the PRP accrued benefits greater than those offered in the pension plan. Effective January 1, 2010, we modified this plan so that executives subject to IRS compensation limits will accrue future benefits that are substantially the same as benefits under the pension plan. Individuals who participated in the PRP prior to January 1, 2010 will receive benefits calculated under the prior benefit formula through December 31, 2009 and benefits calculated under the lower PRP benefit formula on and after January 1, 2010. Amounts receivable by the executives under the PRP are reduced by any amounts receivable by them under the pension plan, any qualifying profit sharing plan, Company-paid portion of social security benefits, and the amounts of the Company match in the 401(k) plan.

Effective December 31, 2013, the PRP was closed to new employees. All eligible employees as of December 31, 2013 will continue to earn PRP benefits through December 31, 2023 as long as they remain employed by Dover and its affiliates. Effective December 31, 2023, Dover intends to eliminate any future benefit accruals consistent with the freezing of benefit accruals under the pension plan.

We offer a deferred compensation plan to allow participants to elect to defer their receipt of some or all of their salary, bonuses and any payout of a cash performance award. The plan permits executive officers to defer receipt of part of their compensation to later periods and facilitates tax planning for the participants. Effective January 1, 2022, the deferred compensation plan was amended to also provide for automatic Company contributions for participants who do not also participate in the PRP or have a present value benefit under the PRP of less than $100,000.

Executive Non-Change-in Control Severance Plan

All of our NEOs are eligible to participate in our severance plan. Under the plan, if we terminate an NEO’s employment without cause (as defined in the severance plan), the NEO will generally be entitled to receive twelve months of salary plus target annual cash bonus, outplacement services, and healthcare benefits continuation, and a prorated annual cash bonus and a prorated performance share award for time worked during the year. In addition, Mr. Tobin is entitled to receive certain severance payments and benefits under his employment agreement in the event his employment is terminated by Dover without cause or by him for good reason. See “Potential Payments Upon Termination or Change in Control.”

Senior Executive Change in Control Severance Plan

Our Senior Executive Change in Control Severance Plan (the “CIC Severance Plan”) establishes the severance benefits payable to eligible executives if they are involuntarily terminated following a change in control. All of our NEOs are eligible to participate in the CIC Severance Plan. An executive eligible to participate in the CIC Severance Plan as of the date of a change in control will be entitled to receive severance payments under the plan if, within 24 months after the change in control, either the executive’s employment is terminated by the Company without “cause” or he or she terminates employment for “good reason” (as such terms are defined in the plan). The severance payments and benefits will consist of: a lump sum payment equal to 2.0 times their annual salary and target bonus, a prorated annual cash bonus at target, full acceleration of all unvested SSARs and RSUs, performance share payout at target for all in-cycle awards, outplacement services, and a lump sum payment equal to the cost of Consolidated Omnibus Budget Reconciliation Act (COBRA) health care benefit continuation of the executive and covered family members for 24 months. See “Potential Payments Upon Termination or Change in Control.” No executive may receive severance benefits under more than one plan or arrangement. Dover does not provide tax gross-ups in the CIC Severance Plan.

Executive Cash Severance Policy

Following discussions with investors, on February 9, 2023, the Compensation Committee adopted a new executive officer cash severance policy that applies to any new employment agreement, severance agreement or separation agreement with any executive officer of the Company or any new severance plan or policy covering any executive officer of the Company. The policy provides that cash severance benefits under any such new arrangement will be limited to no more than 2.99 times the sum of the executive officer’s base salary plus target annual bonus, unless approved by shareholders. The Compensation Committee believes that this policy will serve the interests of shareholders while preserving the Company’s ability to remain competitive in the market for talent.

DOVER CORPORATION – 2023 Proxy Statement 54

COMPENSATION DISCUSSION AND ANALYSIS

Other Elements of Compensation

Clawback Policy

In 2019, we adopted a formal clawback and recoupment policy applicable to our executive officers. If our Board determines, in its sole discretion acting in good faith, that any executive officer has engaged in fraud or intentional misconduct that caused or was a significant contributing factor to a material restatement of all or a portion of our consolidated financial statements, the Board may, to the extent permitted by law, and to the extent it determines that it is in Dover’s best interest, require reimbursement to Dover for, or reduce or cancel, any incentive compensation paid, granted or credited to such executive officer on or after November 7, 2019. We may effect any such recoupment by requiring the executive officer to pay Dover the relevant amount, by set-off, by reducing future compensation or by such other means or combination of means as the Board determines to be appropriate. The Company expects to update its clawback and recoupment policy as may be necessary to comply with the NYSE listing standards issued in connection with the SEC rules promulgated under the Dodd-Frank Act.

Apart from the clawback policy described above, our PRP includes clawback provisions for termination for cause and the severance plan and CIC Severance Plan provide for clawback of benefits for breaches of the plan.

Anti-hedging and Anti-pledging Policy

Our Securities Trading and Confidentiality Policy prohibits directors, executive officers and any employee who has previously received or receives any type of long-term incentive plan award, and certain persons and entities related to any such persons, from engaging in short-sales, transactions in derivative securities or any other form of hedging transaction designed to hedge or offset any decrease in the market value of Dover securities granted to or held by such persons. In addition, such persons may not hold Dover securities in a margin account or pledge securities as collateral for a loan or any other obligation.

Perquisites

We provide substantially no executive perquisites, other than the payment for executive physicals, nor does the Company own or operate any corporate aircraft. Management and our Compensation Committee believe that providing significant perquisites to executive officers would not be consistent with our overall compensation philosophy. As a result, we do not provide executive officers with perquisites such as social club memberships, company cars or car allowances, or financial counseling..

Shareholding Guidelines

We believe that our executives will most effectively pursue the long-term interests of our shareholders if they are shareholders themselves. As a result, share ownership guidelines are in place for all NEOs (subject to exceptions that may be granted by our Compensation Committee for significant personal events or retirement planning). Our CEO is required to hold shares equal in value to five-times salary and our other NEOs are required to hold shares equal in value to three-times salary. Our policy requires that NEOs hold/retain all equity grants until the share ownership guidelines are met. Based on current share ownership, all executives serving as NEOs are currently in compliance with the guidelines. Our Compensation Committee reserves the right to provide a portion of annual bonus in stock for any officer who fails to meet or make satisfactory progress toward satisfying the guidelines.

Risk Assessment

In 2022, Dover, with the assistance of Willis Towers Watson, updated the formal risk assessment that was conducted in 2020 for all our incentive compensation programs that have material impact on our financial statements. Willis Towers Watson inventoried incentive compensation programs at the corporate and operating company levels globally and conducted in-depth reviews of financially material plans, identified based on expected spend and income statement accounts tied to the program. The reviews focused on both the plan design features as well as internal risk mitigation controls in place. Based on this assessment, we have concluded that Dover’s compensation practices and policies do not create risks that are reasonably likely to have a material adverse effect on the Company.

DOVER CORPORATION – 2023 Proxy Statement 55

Compensation Committee Report

We reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2022.

Based on the review and discussions referred to above, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in Dover’s Annual Report on Form 10-K for the year ended December 31, 2022.

Compensation Committee:	Keith E. Wandell (Chair) Kristiane C. Graham Michael F. Johnston Mary A. Winston

This report does not constitute “soliciting material” and shall not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

DOVER CORPORATION – 2023 Proxy Statement 56

Executive Compensation Tables

Summary Compensation Table

The Summary Compensation Table and notes show all remuneration for 2022 provided to our NEOs, consisting of the following officers:

•	Our President & CEO;

•	Our Senior Vice President & CFO; and

•	Our three other most highly compensated executive officers as of the end of 2022.

The determination of the most highly compensated executive officers is based on total compensation paid or accrued for 2022, excluding changes in the actuarial value of defined benefit plans and earnings on nonqualified deferred compensation balances.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Richard J. Tobin President & Chief Executive Officer	2022	1,261,250	1,951,101	6,213,263	4,201,489	0	0	516,149	14,143,252
	2021	1,235,000	2,964,000	5,808,134	3,580,475	0	0	498,251	14,085,860
	2020	1,217,500	1,722,825	6,024,137	2,674,529	0	0	343,347	11,982,338
Brad M. Cerepak Senior Vice President & Chief Financial Officer	2022	747,448	771,151	1,467,135	992,011	0	0	27,865	4,005,610
	2021	731,000	1,169,600	1,452,071	895,111	0	182,670	29,577	4,460,029
	2020	718,000	679,830	1,505,922	668,627	0	649,315	35,329	4,257,023
Girish Juneja Senior Vice President & Chief Digital Officer	2022	507,500	365,639	517,814	350,107	0	0	43,312	1,784,372
	2021	500,000	560,000	341,738	210,626	0	0	51,884	1,664,248
	2020	491,404	325,500	376,533	167,157	0	0	38,967	1,399,561
Ivonne M. Cabrera Senior Vice President & General Counsel	2022	589,400	460,275	690,353	466,851	0	0	17,484	2,224,363
	2021	560,000	627,200	546,632	336,979	0	0	17,922	2,088,733
	2020	550,000	364,560	602,459	267,460	0	648,534	21,616	2,454,629
Kimberly K. Bors SVP & CHRO	2022	460,125	332,302	365,896	247,414	0	0	37,616	1,443,353
	2021	450,000	504,000	362,136	223,247	0	0	43,615	1,582,998

(1)

Bonus amounts generally represent payments under our AIP for the year indicated, for which payments are made in the first quarter of the following year. The AIP constitutes a non-equity incentive plan under FASB ASC Topic 718. Although they are based on the satisfaction of pre-established performance targets, AIP amounts are reported in the bonus column rather than the non-equity incentive plan compensation column to make clear that they are annual bonus payments for the year indicated.

(2)

The amounts generally represent (a) the aggregate grant date fair value of performance shares granted during the year indicated, and (b) the aggregate grant date fair value of restricted stock unit awards granted during the year, in each case, calculated in accordance with FASB ASC Topic 718. The amounts set forth in the table do not correspond to the actual value that might be realized by the named executives. As market condition awards, the performance share awards granted in 2020 and after were valued using the Monte Carlo simulation model. For a discussion of the assumptions relating to calculation of the cost of equity awards, see Note 15 to the Notes to the Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2022.

The grant date fair value for the 2020 performance share awards was $165.71, the grant date fair value for the 2021 performance share awards was $148.29 and the grant date fair value for the 2022 performance share awards was $196.40. The grant date fair value of 2022 RSU awards was $160.21. All RSU grants are eligible for dividend equivalent payments which are paid upon vesting.

(3)

The amounts represent the aggregate grant date fair value of SSAR awards granted during the year indicated, calculated in accordance with FASB ASC Topic 718, and do not correspond to the actual value that may be realized by the named executives. The grant date fair value for the 2022 SSAR awards was calculated using a Black-Scholes value of $42.07 per SSAR.

DOVER CORPORATION – 2023 Proxy Statement 57

EXECUTIVE COMPENSATION TABLES

(4)	See Note (1) for a discussion of annual bonuses under the AIP as non-equity incentive plan compensation.

(5)

Amounts represent changes in present value of accumulated benefits under the pension plan and/or PRP during the year indicated. For more information, see “Executive Compensation Tables — Pension Benefits through 2022.”

(6)

Amounts for 2022 represent: (i) 401(k) matching contributions of $10,675 for Mr. Cerepak and Ms. Cabrera and $13,725 for Messrs. Tobin and Juneja, and Ms. Bors, (ii) dividends received on RSUs in the amount of $371,593, $17,190, $4,020 and $6,809 and $1,957 for Messrs. Tobin, Cerepak, Juneja and Mses. Cabrera and Bors respectively, and (iii) for Messrs. Tobin and Juneja, and Ms. Bors, respectively, $130,831, $25,566 and $21,934 for the 4.5% non-elective contributions in the nonqualified deferred compensation plan, since they do not participate in the PRP.

CEO Employment Agreement

In connection with the hiring of Mr. Tobin as our CEO, Mr. Tobin and Dover entered into a three-year employment agreement commencing May 1, 2018. In recognition of Mr. Tobin’s outstanding leadership and contributions to value creation, the agreement was renewed for a three-year period ending May 1, 2024. Under the terms of the agreement, Mr. Tobin is entitled to a minimum annual base salary of $1.2 million and a minimum target annual bonus equal to 125% of his base salary, and the receipt of an annual equity grant for each of Dover’s fiscal years ending during the term of the agreement with a grant date fair value of not less than $7 million. During the term of the agreement, Mr. Tobin will also be entitled to employee benefits on the same basis as those generally available to executive officers of Dover.

In connection with his hiring, Mr. Tobin received a one-time make-whole equity grant consisting of 75,971 performance shares, and 164,603 RSUs. Mr. Tobin also received a one-time make-whole cash payment of $1,000,000.

Mr. Tobin is entitled to receive certain severance payments and benefits in the event his employment is terminated by Dover without cause or by him for good reason. See “Potential Payments upon Termination or Change in Control.”

At the end of the term of the agreement, Mr. Tobin will continue to be employed by Dover as an at-will employee and participate in severance and other benefit plans on the same terms as other executives.

CEO Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our Chief Executive Officer and our median employee. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For purposes of identifying our global median employee, in accordance with SEC rules we used the same global median employee for calculating the 2022 ratio as we did for calculating the 2021 ratio, as we believe that there has been no material change in our employee population or the employee compensation arrangements, or in the circumstances of the median employee.

For purposes of this analysis, our global headcount was 25,606 employees (13,329 U.S. and 12,227 non-U.S.) as of our December 31, 2022 determination date. Eleven countries were excluded (2.1% of the total workforce) under the permissible 5% exclusion, with employee counts as follows: Argentina (20), Colombia (4), Costa Rica (1), Dominican Republic (59), Indonesia (5), Malaysia (136), Mexico (111), Russian Federation (34), Taiwan (19), Thailand (130), and Turkey (13). After country exclusions, our total headcount was 25,074 employees (13,329 U.S. and 11,745 non-U.S.). As is permitted under the rules, to determine our median employee, we chose “base salary” as our consistently applied compensation measure. We estimated annual base salary for hourly workers employed for the entire year using their hourly rate and a reasonable estimate of hours worked for the year. For employees who commenced work during 2022, we annualized their annual base salary. We then produced a sample of employees who were paid within a 0.5% range of that median and selected an employee from within that group as our median employee. We determined that employee’s (Summary Compensation Table) total compensation was $51,237 for 2022.

We calculated 2022 annual total compensation for both our median employee and Mr. Tobin using the same methodology that we use to determine our named executive officers’ annual total compensation for the Summary Compensation Table. Mr. Tobin’s total compensation was $14,143,252 resulting in an estimated ratio of 276:1 for CEO pay to median worker pay.

DOVER CORPORATION – 2023 Proxy Statement 58

EXECUTIVE COMPENSATION TABLES

Grants of Plan-Based Awards in 2022

All awards listed in the table below have a grant date of February 11, 2022 for all executive officers. For a discussion of the awards, see “Compensation Discussion and Analysis – Elements of Executive Compensation.”

Name	Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Share of Stock or Units (#)	All Other Stock Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)(1)	Target ($)	Maximum ($)	Threshold (#)(1)	Target (#)	Maximum (#)
Richard J. Tobin	AIP (2)	952,500	1,905,000	3,810,000
	SSAR (3)								99,869	160.21	4,201,489
	Performance Shares (4)					22,471	67,413				4,413,304
	RSU (5)							11,235			1,799,959
Brad M. Cerepak	AIP (2)	376,465	752,930	1,505,861
	SSAR (3)								23,580	160.21	992,011
	Performance Shares (4)					5,306	15,918				1,042,098
	RSU (5)							2,653			425,037
Girish Juneja	AIP (2)	178,500	357,000	714,000
	SSAR (3)								8,322	160.21	350,107
	Performance Shares (4)					1,873	5,619				367,857
	RSU (5)							936			149,957
Ivonne M. Cabrera	AIP (2)	224,700	449,400	898,801
	SSAR (3)								11,097	160.21	466,851
	Performance Shares (4)					2,497	7,491				490,411
	RSU (5)							1,248			199,942
Kimberly K. Bors	AIP (2)	162,225	324,450	648,900
	SSAR (3)								5,881	160.21	247,414
	Performance Shares (4)					1,323	3,969				259,837
	RSU (5)							662			106,059

(1)	Represents the minimum amount payable for a certain level of performance. Under each of our plans, there is no guaranteed minimum payment.

(2)

The amounts shown in this row reflect the potential payouts in February 2023 for 2022 under the AIP. The bonus amount actually paid in February 2023 is disclosed in the Summary Compensation Table in the column “Bonus” for 2022 for the executive officer.

(3)

Represents an award of SSARs under the 2021 LTIP that will not be exercisable until February 11, 2025. The grant date fair value was calculated in accordance with FASB ASC 718, using a Black-Scholes value of $42.07 per SSAR.

(4)

Represents an award of performance shares under the 2021 LTIP. The performance shares vest and become payable after the three-year performance period ending December 31, 2024 subject to the achievement of the applicable performance goal. The performance share awards are considered market condition awards per FASB ASC 718 and the grant date fair value for the awards was $196.40 per share, calculated using the Monte Carlo simulation model in accordance with FASB ASC 718.

(5)

Represents an award of RSUs under the 2021 LTIP Plan made on February 11, 2022. The grant vests in three equal annual installments beginning on March 15, 2023. The grant date fair value for the awards were calculated in accordance with FASB ASC 718, using a value of $160.21 per share.

DOVER CORPORATION – 2023 Proxy Statement 59

EXECUTIVE COMPENSATION TABLES

Outstanding Equity Awards at Fiscal Year-End 2022

Awards listed below with grant dates beginning in 2013 were made under the 2012 LTIP. All equity awards outstanding as of May 9, 2018 were adjusted as a result of the spin-off of Apergy Corporation (now known as ChampionX Corporation) to preserve the value of the awards in accordance with the Employee Matters Agreement, dated May 9, 2018, between Dover and Apergy.

Effective May 7, 2021, we adopted the 2021 LTIP. All grants of equity awards made on or after May 7, 2021 were made under the 2021 LTIP.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Prices ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)
Richard J. Tobin		99,869 (1)	160.21	2/11/2032
		123,125 (2)	122.73	2/12/2031
		118,657 (3)	119.86	2/14/2030
	184,211 (4)		91.20	2/15/2029
	210,658 (5)		79.75	5/23/2028
					11,235 (12)	1,521,331 (15)	22,471 (16)	3,042,798 (18)
					9,235 (13)	1,250,511 (15)	27,703 (17)	3,751,263 (18)
					4,450 (14)	602,575 (15)
Brad M. Cerepak		23,580 (1)	160.21	2/11/2032
		30,781 (2)	122.73	2/12/2031
		29,664 (3)	119.86	2/14/2030
	52,632 (4)		91.20	2/15/2029
	58,478 (6)		82.09	2/9/2028
	71,806 (7)		66.85	2/10/2027
	91,981 (8)		48.28	2/11/2026
	71,860 (9)		61.79	2/12/2025
					2,653 (12)	359,243 (15)	5,306 (16)	718,485 (18)
					2,309 (13)	312,662 (15)	6,926 (17)	937,850 (18)
					1,113 (14)	150,711 (15)
Girish Juneja		8,322 (1)	160.21	2/11/2032
		7,243 (2)	122.73	2/12/2031
		7,416 (3)	119.86	2/14/2030
	11,842 (4)		91.2	2/15/2029
	11,695 (6)		82.09	2/9/2028
					936 (12)	126,744 (15)	1,873 (16)	253,623 (18)
					544 (13)	73,663 (15)	1,630 (17)	220,718 (18)
					278 (14)	37,644 (15)

DOVER CORPORATION – 2023 Proxy Statement 60

EXECUTIVE COMPENSATION TABLES

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Prices ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)
Ivonne M. Cabrera		11,097 (1)	160.21	2/11/2032
		11,588 (2)	122.73	2/12/2031
		11,866 (3)	119.86	2/14/2030
	21,053 (4)		91.20	2/15/2029
	23,391 (6)		82.09	2/9/2028
	28,722 (7)		66.85	2/10/2027
	39,775 (8)		48.28	2/11/2026
	31,074 (9)		61.79	2/12/2025
	25,873 (10)		69.57	3/10/2024
	28,841 (11)		53.40	2/14/2023
					1,248 (12)	168,992 (15)	2,497 (16)	338,119 (18)
					870 (13)	117,807 (15)	2,607 (17)	353,014 (18)
					445 (14)	60,257 (15)
Kimberly K. Bors		5,881 (1)	160.21	2/11/2032
		7,677 (2)	122.73	2/12/2031
		7,416 (3)	119.86	2/14/2030
					662 (12)	89,641 (15)	1,323 (16)	179,147 (18)
					576 (13)	77,996 (15)	1,727 (17)	233,853 (18)
					278 (14)	37,644 (15)

(1)	SSARs granted on February 11, 2022 that are not exercisable until February 11, 2025.
(2)	SSARs granted on February 12, 2021 that are not exercisable until February 12, 2024.
(3)	SSARs granted on February 14, 2020 that are not exercisable until February 14, 2023.
(4)	SSARs granted on February 15, 2019 that became exercisable on February 15, 2022.
(5)	SSARs granted on May 23, 2018 that became exercisable on May 23, 2021.
(6)	SSARs granted on February 9, 2018 that became exercisable on February 9, 2021.
(7)	SSARs granted on February 10, 2017 that became exercisable on February 10, 2020.
(8)	SSARs granted on February 11, 2016 that became exercisable on February 11, 2019.
(9)	SSARs granted on February 12, 2015 that became exercisable on February 12, 2018.
(10)	SSARs granted on March 10, 2014 that became exercisable on March 10, 2017.
(11)	SSARs granted on February 14, 2013 that became exercisable on February 14, 2016.
(12)	Unvested RSUs granted on February 11, 2022. The units vest in three equal annual installments beginning on March 15, 2023
(13)	Unvested RSUs granted on February 12, 2021. The units vest in three equal annual installments beginning on March 15, 2022
(14)	Unvested portion of RSUs granted on February 14, 2020. The units vest in three equal annual installments beginning on March 15, 2021
(15)	The amount reflects the number of units granted multiplied by $135.41, the closing price of our common stock on December 30, 2022.
(16)

Performance shares granted on February 11, 2022 become payable after December 31, 2024 subject to the achievement of the applicable performance goal. The amount reflected in the table represents the number of shares payable based on achievement of the target level of performance (100%).

(17)

Performance shares granted on February 12, 2021 become payable after December 31, 2023 subject to the achievement of the applicable performance goal. The amount reflected in the table represents the number of shares payable based on achievement of the target level of performance (100%).

(18)	The amount reflects the number of performance shares payable based on achievement of the target level of performance multiplied by $135.41, the closing price of our common stock on December 30, 2022.

DOVER CORPORATION – 2023 Proxy Statement 61

EXECUTIVE COMPENSATION TABLES

Option Exercises and Stock Vested in 2022

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Richard J. Tobin			66,169	9,234,260
Brad M. Cerepak			8,493	1,211,363
Girish Juneja			2,070	294,742
Ivonne M. Cabrera			3,370	480,415
Kimberly K. Bors			1,758	247,361

(1)

Represents exercise of SSARs; number of shares reported as acquired is the total number of shares underlying the SSAR, rather than the net number of shares received by the NEO. None of the NEOs exercised SSARs in 2022.

(2)

The “value realized on exercise” provided in the table represents the difference between the average of the high and low trading price on the exercise date and the exercise or base price, multiplied by the number of shares acquired upon exercise of the award.

(3)

This column represents the vesting of a portion of the 2019, 2020, and 2021 grants of RSUs for Messrs. Tobin, Cerepak, and Juneja, and Ms. Cabrera as well as a performance share payout for the performance period ended December 31, 2022. This column also represents the vesting of a portion of the 2020 and 2021 grants of RSUs for Ms. Bors, as well as a performance share payout for the performance period ended December 31, 2022. For Mr. Tobin, this column also represents the vesting of a portion of the May 23, 2018 one-time make-whole grant of RSUs. The number of shares reported as acquired is the full number of RSUs vested or performance shares paid out, not the net number of shares received by the NEO after withholding shares for satisfaction of taxes.

(4)

This value represents the average of the high and low trading price on the date of vesting multiplied by the number of RSUs vesting plus the number of performance shares paid for the period ended December 31, 2022 multiplied by $135.41, the closing price of our stock on December 30, 2022.

Pension Benefits through 2022

Name	Plan Name	Number of Years Credited Service (#)	Normal Retirement Age (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Richard J. Tobin (2)	Pension Plan	N/A	N/A	N/A	N/A
	PRP	N/A	N/A	N/A	N/A
Brad M. Cerepak	Pension Plan	14.0	65	570,659	N/A
	PRP	13.6	65	2,585,831	N/A
Girish Juneja (2)	Pension Plan	N/A	N/A	N/A	N/A
	PRP	N/A	N/A	N/A	N/A
Ivonne M. Cabrera (3)	Pension Plan	19.6	65	526,931	N/A
	PRP	18.9	65	1,233,853	N/A
Kimberly K. Bors (2)	Pension Plan	N/A	N/A	N/A	N/A
	PRP	N/A	N/A	N/A	N/A

(1)

This amount was earned by the NEOs over his or her years of service. For Mr. Cerepak and Ms. Cabrera, the present value of benefits was calculated assuming that the executive will receive a single lump sum payment upon retirement at age 65.

(2)	Mr. Tobin, Mr. Juneja and Ms. Bors are not eligible to participate in the Dover pension plan or the PRP, since the pension plan and the PRP were closed to new employees on December 31, 2013.
(3)

Ms. Cabrera is eligible to retire with the portion of her PRP benefit accrued through December 31, 2009 payable unreduced at age 62 with 10 years of service, and the portion of her PRP benefit accrued from January 1, 2010 through December 31, 2022 payable unreduced at age 65. The present value of her PRP benefits assuming age 62 retirement age is $1,459,122.

DOVER CORPORATION – 2023 Proxy Statement 62

EXECUTIVE COMPENSATION TABLES

The amounts shown in the Pension Benefits table above are actuarial present values of the benefits accumulated through December 31, 2022. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the assumed discount rate, would be sufficient on an average basis to provide estimated future payments totaling the current accumulated benefit. For purposes of the table, the assumed retirement age for each NEO is 65, the normal retirement age under each plan. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age.

Pension Plan

We have a pension plan for which eligible Dover employees, and the salaried employees of our participating subsidiaries, were eligible to become participants after they completed one year of service. Benefits under the pension plan for Dover employees, including those for the applicable NEOs, are determined by multiplying a participant’s years of credited service (up to a maximum of 35 years) by a percentage of their final average compensation, subject to statutory limits applicable to tax-qualified pension plans. Benefits for a number of the participating subsidiaries are determined under different benefit formulae.

Pension plan participants generally vest in their benefits after five years of employment or, if earlier, upon reaching age 65, which is the normal retirement age under the plan. All NEOs who participate in the pension plan are vested in their pension plan benefits and are eligible to begin receiving reduced benefits if their employment terminates before normal retirement age.

Effective December 31, 2013, the pension plan is closed to new employees. All pension eligible employees as of December 31, 2013 will continue to earn pension benefits through December 31, 2023 as long as they remain employed by an operating company participating in the plan. It is Dover’s present intention to eliminate any future benefit accruals after December 31, 2023.

Pension Replacement Plan

We also maintain the PRP, which is a non-qualified plan for tax purposes, to provide benefits to certain employees whose compensation and pension plan benefits are greater than the compensation and benefit limits applicable to tax-qualified pension plans. Prior to January 1, 2010, our plan which provided non-qualified retirement benefits was the Supplemental Executive Retirement Plan (“SERP”). Effective January 1, 2010, the SERP was amended to provide reduced benefits that are more consistent with the benefits provided under the pension plan and its name was changed to the PRP.

Employees are eligible to participate in the PRP if they hold certain positions within Dover, or its subsidiaries, are U.S. taxpayers and earn more than a set percentage above the Internal Revenue Code’s compensation limits for tax-qualified pension plans. Dover’s CEO may designate other employees as eligible and may revoke the eligibility of participants.

The formula for determining benefits accrued under the PRP after December 31, 2009, before offsets, is determined using the same benefit formula as under the pension plan, except that the Internal Revenue Code’s limits on compensation and benefits applicable to tax-qualified pension plans will not apply. Benefits under the former SERP, before offsets, were determined by multiplying the participant’s years of actual service with Dover companies, plus, in limited cases, prior service credit by a percentage of the participant’s final average compensation as defined under the plan.

Benefits payable under the PRP or SERP are reduced by the amount of Company-provided benefits under any other retirement plans, including the pension plan, as well as the Company-paid portion of social security benefits. PRP participants must complete five years of service to vest in their benefits. All NEOs who participate in the PRP are fully vested in their benefits and will commence receiving benefits upon termination of employment. PRP benefits may be forfeited for “cause” (defined as conviction of a felony which places a Dover company at legal or other risk or is expected to cause substantial harm to the business of a Dover company or its relationships with employees, distributors, customers or suppliers).

Normal retirement age for purposes of the PRP is age 65. Certain employees who were participants on or before March 1, 2010 will be entitled to receive the portion of their benefits that accrued through December 31, 2009 without any reduction due to early retirement if they retire after they reach age 62 and complete 10 years of service. Generally, benefits accrued after December 31, 2009 will be subject to early retirement reduction factors consistent with the reduction factors in the pension plan.

DOVER CORPORATION – 2023 Proxy Statement 63

EXECUTIVE COMPENSATION TABLES

Effective December 31, 2013, the PRP is closed to new employees. All eligible employees as of December 31, 2013 will continue to earn to their PRP benefits through December 31, 2023 as long as they remain employed by Dover and its affiliates. It is Dover’s intention to eliminate any future benefit accruals after December 31, 2023, consistent with the freezing of benefit accruals under the pension plan.

Nonqualified Deferred Compensation in 2022

Name	Plan Name	Executive contributions in last FY ($)(1)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ Distribution ($)	Aggregate balance in last FYE ($)
Richard J. Tobin	Deferred Compensation Plan	3,465,958	120,052	(236,708)	N/A	6,328,264
Brad M. Cerepak	Deferred Compensation Plan	N/A	N/A	N/A	N/A	N/A
Girish Juneja	Deferred Compensation Plan	793,417	24,098	(36,717)	N/A	2,989,297
Ivonne M. Cabrera	Deferred Compensation Plan	N/A	N/A	(45,458)	N/A	166,893
Kimberly K. Bors	Deferred Compensation Plan	30,240	20,383	(12,767)	N/A	113,145

(1)	If any amounts were shown as executive contributions in 2022, they would be included in the Summary Compensation Table in the salary or bonus columns, as appropriate, for the respective officers.

Our deferred compensation plan is a nonqualified plan that permits select key management and highly compensated employees on a U.S. payroll with an annual salary equal to or greater than $250,000 for 2022 deferrals to irrevocably elect to defer a portion of their salary and bonus. The deferred compensation plan provides participants who are not eligible to participate in the PRP with the same level of matching and other employer contributions that they would have received if certain compensation limits under our Retirement Savings plan did not apply. Only Mr. Cerepak and Ms. Cabrera participate in the PRP and are therefore not eligible to receive matching and other employer contributions under the deferred compensation plan. The plan, as amended effective January 1, 2022, operates similar to an “excess” deferred compensation plan in that it provides for employer contributions on salary and bonuses in excess of the compensation limit permitted under the tax-qualified retirement savings plan.

Under the amended deferred compensation plan, an eligible participant’s account will be credited each year with automatic employer contributions equal to 4.5% of the amount by which the eligible participant’s salary and bonus exceed the limitation imposed under Internal Revenue Code Section 401(a)(17) for such year

Amounts deferred under the plan are credited with hypothetical investment earnings based on the participant’s investment elections made from investment options designated under the plan. Participants are 100% vested in all amounts they defer, as adjusted for any earnings and losses on such deferred amounts. Effective as of January 1, 2010, a hypothetical investment option that tracks the value of Dover common stock, including any dividend payments, was added to the plan. This Dover stock unit fund does not actually hold any Dover stock, and participants who elect to participate in this option do not own any Dover common stock, or have any voting or other rights associated with the ownership of our common stock. Participants’ accounts are credited with the net returns of shares of our common stock equal to the number of stock units held by the participant. All distributions from the stock unit fund will be paid in cash. Balances allocated into the stock unit fund must remain in the stock unit fund for the remainder of the participant’s participation in the plan.

Generally, deferred amounts will be distributed from the plan only on account of retirement at age 65 (or age 55 with 10 years of service), disability or other termination of service, or at a scheduled in-service withdrawal date chosen by the participant.

DOVER CORPORATION – 2023 Proxy Statement 64

EXECUTIVE COMPENSATION TABLES

Potential Payments upon Termination or Change in Control

The discussion and table below describe the incremental payments or values to which each of the NEOs would be entitled in the event of termination of such executive’s employment or a change in control. The only compensation plans under which an executive may be entitled to incremental payments are the severance plan, the CIC Severance Plan and the 2012 and 2021 LTIP. Mr. Tobin’s employment agreement provides for benefits similar to the severance plan, except as noted in the table below. No incremental values would be payable under the PRP, pension plan or deferred compensation plan as a result of a termination event or change in control.

Voluntary termination. If an NEO voluntarily terminates his or her employment, he or she will not be entitled to any incremental payments and unvested equity awards will be forfeited, unless the executive is eligible for normal or early retirement under the 2012 and 2021 LTIP as discussed below.

Involuntary termination without cause. If Dover terminates the employment of an NEO without cause (excluding termination due to death or disability), the NEO will be entitled to a cash severance payment under the severance plan consisting of:

•	An amount equal to base salary plus target annual cash bonus for 12 months following the date of termination;

•

A pro rata portion (based on the completed calendar months worked in the year of termination) of the NEO’s target annual incentive bonus payable for the year of termination, subject to potential reduction in the discretion of the Compensation Committee based upon attainment of the applicable performance criteria;

•

A pro rata performance share award granted under the 2012 or 2021 LTIP having a scheduled payment date next following the date of termination (based on the completed calendar months worked in the year of termination) based upon attainment of the performance criteria applicable to the award as determined by the Compensation Committee;

•	Outplacement services, at the company’s discretion, for 12 months up to a maximum cost of $25,000; and

•	A lump sum payment equal to the then cost of COBRA health continuation coverage, based on the level of health care coverage in effect on the termination date, for 12 months.

Unvested equity awards will be forfeited.

Retirement (for awards made in 2020 and earlier). Under the 2012 LTIP, an NEO eligible for normal or early retirement will be entitled to continued vesting of SSARs and restricted stock unit awards for 24 months in the case of early retirement under the Rule of 65, 36 months in the case of early retirement under the Rule of 70 and 60 months in the case of normal retirement at or after age 65. In the case of normal retirement, the outstanding performance share awards for the performance period ending the soonest will continue to vest, subject to the satisfaction of the applicable performance targets. In the case of early retirement under the Rule of 65 or 70, outstanding performance share awards are payable, subject to the satisfaction of the applicable performance targets, only at the Compensation Committee’s discretion.

Early retirement under the 2012 LTIP is defined as termination for any reason other than normal retirement, death, disability or cause, under one of the following circumstances applicable to the NEOs:

•

The executive has at least 10 years of service with a Dover company, the sum of his or her age and years of service on the date of termination equals at least 65, and for awards granted on or after August 6, 2014, is at least 55 years old (the “Rule of 65”), and the executive complies with certain notice requirements; or

•

The executive has at least 15 years of service with a Dover company, the sum of his or her age and years of service on the date of termination equals at least 70, and for awards granted on or after August 6, 2014, is at least 60 years old (the “Rule of 70”), and the executive complies with certain notice requirements.

Any person who takes early or normal retirement under the 2012 LTIP is deemed to have expressly agreed that he or she will not compete with us or any of our companies at which he or she was employed within the three years immediately prior to his or her termination, in the geographic areas in which we or that company actively carried on business at the end of the participant’s employment, for the period during which such retirement affords him or her enhanced benefits (24 months in the case of the Rule of 65, 36 months in the case of the Rule of 70 or 60 months in the case of normal retirement). If the participant fails to comply with the non-compete provision, he or she forfeits any enhanced benefits under the 2012 LTIP and must return to Dover the economic value previously realized by reason of such benefits.

DOVER CORPORATION – 2023 Proxy Statement 65

EXECUTIVE COMPENSATION TABLES

Retirement (for awards made in 2021 onwards). Under the 2012 and 2021 LTIP, an NEO eligible for normal or early retirement will be entitled to continued vesting of SSARs and restricted stock unit awards for 36 months in the case of early retirement and 60 months in the case of normal retirement at or after age 62. In the case of normal retirement, the outstanding performance share awards for the performance period ending the soonest will continue to vest, subject to the satisfaction of the applicable performance targets. In the case of early retirement, outstanding performance share awards are payable, subject to the satisfaction of the applicable performance targets, only at the Compensation Committee’s discretion.

Early retirement under the 2012 and 2021 LTIP is defined as any reason other than normal retirement, death, disability or cause, under the following circumstance: The executive has at least 10 years of service with a Dover company, is at least 55 years old, and complies with certain notice requirements.

Any person who takes early or normal retirement under the 2012 or 2021 LTIP is deemed to have expressly agreed that he or she will not compete with us or any of our companies at which he or she was employed within the three years immediately prior to his or her termination, in the geographic areas in which we or that company actively carried on business at the end of the participant’s employment, for the period during which such retirement affords him or her enhanced benefits (36 months in the case of early retirement or 60 months in the case of normal retirement). If the participant fails to comply with the non-compete provision, he or she forfeits any enhanced benefits under the 2012 and 2021 LTIP and must return to Dover the economic value previously realized by reason of such benefits.

Change in Control (without termination of employment). All the change in control provisions in Dover’s compensation plans are double-trigger. Accordingly, an NEO’s compensation generally will not be affected by a change in control without termination of his or her employment. An executive will be entitled to incremental payments or values upon a change in control without termination of employment only if an executive’s outstanding awards under the 2012 or 2021 LTIP are impaired. In that circumstance, all unvested SSARs and restricted stock units will immediately vest on the date of the change in control and outstanding performance share awards will immediately vest and become payable on the date of the change in control on a pro-rata basis for a shortened performance period.

Each person granted an award under the 2012 or 2021 LTIP is deemed to agree that, upon a tender or exchange offer, proxy solicitation or other action seeking to effect a change in control of Dover, he or she will not voluntarily terminate employment with us or any of our companies and, unless terminated by us, will continue to render services to us until the person seeking to effect a change in control of our Company has abandoned, terminated or succeeded in such person’s efforts to effect the change in control.

Under the PRP, upon a change in control, each participant will become entitled to receive the actuarial value of the participant’s benefit accrued through the date of the change in control. No additional incremental amounts are payable under the PRP upon a change in control.

Termination following a change in control. Upon the double-trigger events of a termination of employment following a change in control, an NEO may be eligible for certain cash severance payments and accelerated vesting of equity awards as described below.

An NEO will be entitled to receive severance payments if, within 24 months after the change in control, either his or her employment is terminated by Dover without “cause” or the executive terminates employment for “good reason,” under and as such terms are defined in the CIC Severance Plan. The severance payments will consist of the following:

•

A lump sum payment equal to 2.0 multiplied by the sum of (i) the executive’s annual salary on the termination date or the change in control date, whichever is higher, and (ii) his or her target annual incentive bonus for the year in which the termination or the date of the change in control occurs, whichever is higher;

•

A lump sum payment equal to the pro rata portion (based on the completed days worked in the year in which the date of termination occurs divided by the number of days in such year) of the NEO’s target annual incentive bonus;

•	12 months of outplacement services up to a maximum of $25,000, as adjusted upwards for inflation; and

•	A lump sum payment equal to the then cost of COBRA health continuation coverage, based on the level of health care coverage in effect on the termination date, if any, for 24 months.

DOVER CORPORATION – 2023 Proxy Statement 66

EXECUTIVE COMPENSATION TABLES

No executive may receive severance benefits under more than one plan or arrangement. If Dover determines that (i) any payment or distribution to an executive in connection with change in control, whether under the CIC Severance Plan or otherwise, would be subject to excise tax as an excess parachute payment under the Internal Revenue Code and (ii) the executive would receive a greater net-after-tax amount by reducing the amount of the severance payment, Dover will reduce the severance payments made under the CIC Severance Plan to the maximum amount that might be paid (but not less than zero) without the executive becoming subject to the excise tax. The CIC Severance Plan does not provide any gross-up for excise taxes.

In addition, if, within 24 months following a change in control of Dover (as defined in the 2012 or 2021 LTIP) the executive is either involuntarily terminated other than for cause, death or disability or an event or condition that constitutes “good reason” occurs, and the executive subsequently resigns for good reason within applicable time limits and other requirements under the 2012 or 2021 LTIP:

•	All unvested SSARs and RSUs immediately vest upon the date of termination and become exercisable in accordance with the terms of the applicable award agreement; and

•

All performance share awards will be deemed to have been earned “at target” as if the performance target had been achieved and such awards will immediately vest and become immediately due and payable on the date of termination

Potential Payments upon Termination or Change in Control Table. The table below shows the incremental amounts payable to each NEO if his or her employment had terminated in certain circumstances on December 31, 2022. The amounts shown assume that termination was effective as of December 31, 2022. The actual amounts to be paid out can only be determined at the time of each executive’s separation from Dover.

Name	Voluntary Termination ($)(1)	Involuntary Not for Cause Termination ($)(2)	For Cause Termination ($)(3)	Normal Retirement or Early Retirement under Rule 65 or 70 ($)	Involuntary or Good Reason Termination following a Change-in-Control ($)

Richard J. Tobin

Cash severance	N/A	4,762,500 (5)	N/A	N/A	6,350,000 (6)

Performance share award	0	0	0	N/A	6,794,061 (8)

Stock options/SSARs	0	0	0	N/A	3,406,341 (9)

Restricted Stock Units	0	0	0	N/A	3,374,417 (11)

Health and welfare benefits	0	40,891 (12)	0	N/A	54,522 (12)

Outplacement	N/A	25,000	N/A	N/A	25,000

Total:	0	4,828,391	0	N/A	20,004,341

Brad M. Cerepak

Cash severance	N/A	1,505,861 (5)	N/A	N/A	3,011,721 (6)

Performance share award	N/A	937,850 (7)	0	937,850 (7)	1,656,335 (8)

Stock options/SSARs	N/A	851,578 (4)	0	851,578 (4)	851,578 (9)

Restricted Stock Units	N/A	822,616 (10)	0	822,616 (10)	822,616 (11)

Health and welfare benefits	N/A	27,261 (12)	0	0	54,522 (12)

Outplacement	N/A	25,000	N/A	N/A	25,000

Total:	N/A	4,170,166	0	2,612,044	6,421,772

DOVER CORPORATION – 2023 Proxy Statement 67

EXECUTIVE COMPENSATION TABLES

Name	Voluntary Termination ($)(1)	Involuntary Not for Cause Termination ($)(2)	For Cause Termination ($)(3)	Normal Retirement or Early Retirement under Rule 65 or 70 ($)	Involuntary or Good Reason Termination following a Change-in-Control ($)

Girish Juneja

Cash severance	N/A	867,000 (5)	N/A	N/A	1,734,000 (6)

Performance share award	0	0	0	N/A	474,341 (8)

Stock options/SSARs	0	0	0	N/A	207,160 (9)

Restricted Stock Units	0	0	0	N/A	238,051 (11)

Health and welfare benefits	0	18,628 (12)	0	N/A	37,255 (12)

Outplacement	N/A	25,000	N/A	N/A	25,000

Total:	0	910,628	0	N/A	2,715,807

Ivonne M. Cabrera

Cash severance	N/A	1,048,601 (5)	N/A	N/A	2,097,201 (6)

Performance share award	N/A	353,014 (7)	0	353,014 (7)	691,133 (8)

Stock options/SSARs	N/A	331,452 (4)	0	331,452 (4)	331,452 (9)

Restricted Stock Units	N/A	347,056 (10)	0	347,056 (10)	347,056 (11)

Health and welfare benefits	0	27,261 (12)	0	0	54,522 (12)

Outplacement	N/A	25,000	N/A	N/A	25,000

Total:		2,132,384	0	1,031,522	3,546,364

Kimberly K. Bors

Cash severance	N/A	787,950 (5)	N/A	N/A	1,575,900 (6)

Performance share award	N/A	233,853 (7)	0	233,853 (7)	413,001 (8)

Stock options/SSARs	N/A	97,344 (4)	0	97,344 (4)	212,663 (9)

Restricted Stock Units	N/A	167,638 (10)	0	167,638 (10)	205,282 (11)

Health and welfare benefits	N/A	14,378 (12)	0	0	28,756 (12)

Outplacement	N/A	25,000	N/A	N/A	25,000

Total	N/A	1,326,163	0	498,835	2,460,602

(1)

Mr. Cerepak is eligible for early retirement for grants awarded through 2020 and normal retirement for grants awarded 2021 onwards. Ms. Bors is eligible for normal retirement for grants awarded 2021 onwards, and Ms. Cabrera is eligible for early retirement for grants under the 2012 and 2021 LTIP. Accordingly, we have assumed that Mr. Cerepak would take early retirement for his grants awarded through 2020 and normal retirement for his grants awarded 2021 onwards, Ms. Bors would take normal retirement for her grants awarded 2021 onwards, and Ms. Cabrera would take early retirement, rather than voluntary termination.

(2)

Dover anticipates allowing anyone eligible for normal retirement or early retirement under the Rule of 65 or the Rule of 70 under the 2012 and 2021 LTIP to take normal or early retirement in the event of involuntary termination. Accordingly, for Mr. Cerepak, this column reflects the applicable early retirement treatment of his performance shares, RSUs, and SSARs, for grants awarded through 2020 and normal retirement treatment for grants awarded 2021 onwards, for Ms. Bors, this column reflects the applicable normal retirement treatment of her performance shares, RSUs, and SSARs for grants awarded 2021 onwards, and for Ms. Cabrera, this column reflects the applicable early retirement treatment of

DOVER CORPORATION – 2023 Proxy Statement 68

EXECUTIVE COMPENSATION TABLES

her performance shares, RSUs, and SSARs that would vest within 24 months for grants awarded through 2020 and early retirement treatment of her performance shares, RSUs and SSARs that would vest within 36 months for grants awarded 2021 onwards.
(3)

A NEO whose employment is terminated by us for cause will forfeit all outstanding cash and equity awards, whether or not vested or exercisable. The executive will also forfeit benefits under the PRP in accordance with the PRP terms.

(4)

Reflects for Mr. Cerepak the value of unvested SSARs that would vest within 24 months for SSARs granted in 2020, and within 60 months for SSARs granted in 2021 and 2022; for Ms. Bors, the value of unvested SSARS that would vest within 60 months for SSARS granted in 2021 and 2022, for Ms. Cabrera, the value of unvested SSARs that would vest within 24 months for SSARs granted in 2020 and within 36 months for SSARs granted in 2021 and 2022.

(5)

For Mr. Tobin, the amount is equal to 1.5 times the sum of his annual salary plus target bonus per his employment agreement; for the other NEOs, the amounts represent 12 month salary continuation and an annual incentive bonus at target.

(6)

Represents a payment equal to 2 times the sum of (i) the executive’s annual salary on the termination date or the change in control date, whichever is higher, and (ii) his or her target annual incentive bonus for the year in which the termination or the date of the change in control occurs, whichever is higher.

(7)

Represents payout at target of performance share awards granted under the 2012 LTIP for the 2021-2023 performance period, using $135.41 per share, market closing price on December 30, 2022. This calculation assumes that the Compensation Committee approves payout for the performance period for Mr. Cerepak, Ms. Cabrera and Ms. Bors.

(8)

Represents payout at target of performance share awards granted under the 2012 LTIP for the 2021-2023 and under the 2021 LTIP for the 2022-2024 performance periods, using $135.41 per share, market closing price on December 30, 2022.

(9)

Represents acceleration of vesting of unvested SSAR awards granted under the 2012 and 2021 LTIP, calculated as the difference between the closing price of $135.41 per share of our common stock on December 30, 2022, and the exercise price of each unvested SSAR award multiplied by the number of shares covered by such award.

(10)

For Mr. Cerepak the amount reflects the value of unvested RSUs as of December 31, 2022 that will vest within the following 24 months for RSUs granted in 2020 and 60 months for RSUs granted in 2021 and 2022. For Ms. Bors the amount reflects the value of unvested RSUs as of December 31, 2022 that will vest within the following 60 months for RSUs granted in 2021 and 2022. For Ms. Cabrera the amount reflects the value of unvested RSUs as of December 31, 2021 that will vest within the following 24 months for RSUs granted in 2020 and 36 months for RSUs granted in 2021 and 2022.

(11)	Represents acceleration of vesting of unvested RSUs granted under the 2012 and 2021 LTIP.
(12)

Represents COBRA health continuation coverage costs under the severance plan or CIC Severance Plan as applicable. Under the Severance Plan, an executive is entitled to a lump sum payment equal to the then cost of COBRA health continuation coverage for 12 months. Mr. Tobin would receive 18 months COBRA per his employment agreement; under the CIC Severance Plan, the COBRA lump sum payments for Mr. Tobin and all the NEOs would receive 24 months.

DOVER CORPORATION – 2023 Proxy Statement 69

EXECUTIVE COMPENSATION TABLES

Pay versus Performance
The following table shows the total compensation for our NEOs for the past three fiscal years as set forth in the Summary Compensation Table, the “
compensation actually
paid” to our Principal Executive Officer (“PEO”) and, on an average basis, our other NEOs (in each case, as determined under Item 402(v) of Regulation
S-K),
our total shareholder return (“TSR”), the TSR of the S&P 500
Industrials
Index over the same period (which is the “Peer Group” in the Pay versus Performance Table below), our net income, and our adjusted earnings.
For purposes of the Pay Versus Performance Table, Richard Tobin is the only principal executive officer represented. For fiscal 2022 and 2021, Messrs. Cerepak and Juneja and Mses. Cabrera and Bors are the other named executive officers reflected in the Pay versus Performance Table. For fiscal 2020, Messrs. Cerepak and Juneja, and Malinas and Ms. Cabrera are the other na med exec
utive officers reflected in the Pay versus Performance Table.
Pay versus Performance Table

Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(1)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)	Value of $100 Investment based on:		Net Income ($)	Adjusted Earnings ($)(2)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)
2022	14,143,252	(13,748,922)	2,364,424	(619,414)	123	127	1,065	1,213
2021	14,085,860	56,156,068	2,449,002	6,425,459	163	135	1,124	1,109
2020	11,982,338	9,059,384	2,443,822	2,590,438	112	111	683	824

(1)
The table below provides the adjustments required by Item 402(v) to be made to the Summary Compensation Table totals to determine “compensation actually paid” as reported in the Pay versus Performance Table. “Compensation actually paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules.

	2020		2021		2022
	PEO ($)	Avg. Other NEOs ($)	PEO ($)	Avg. Other NEOs ($)	PEO ($)	Avg. Other NEOs ($)
Deduction for amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table	(8,698,666)	(1,019,375)	(9,388,609)	(1,092,135)	(10,414,752)	(1,274,395)
Increase in fair value of awards granted during applicable fiscal year that remain unvested as of applicable fiscal year end	9,339,279	1,094,445	20,394,184	2,372,348	7,113,700	870,461
Change in fair value of awards granted during prior fiscal year that were outstanding and unvested as of applicable fiscal year end	4,438,218	418,328	20,486,457	2,192,026	(13,168,694)	(1,541,476)
Change in fair value of awards granted during prior fiscal year that vested during applicable fiscal year	(8,001,785)	(137,024)	10,578,176	417,286	(11,422,428)	(1,164,392)
Reduction for values reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table	—	(324,462)	—	(45,668)	—	—
Increase for Service Cost and, if applicable, Prior Service Cost for pension plans	—	114,705	—	132,600	—	125,964
Total adjustments	(2,922,954)	146,616	42,070,208	3,976,457	(27,892,174)	(2,983,839)

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70

Table of Contents
EXECUTIVE COMPENSATION TABLES

(2)	Definitions and reconciliations of non-GAAP measures are included at the end of this proxy statement.
The table above reconciles Summary Compensation Table pay to Compensation Actually Paid in accordance with the required methodology, meaning that outstanding awards have been valued prior to vesting based on fair values. The change in fair values of RSUs across measurement dates is attributable to the change in stock prices. The change in the fair values of SSARs is measured using a Black-Scholes model and is driven by changes in stock price and the expected life of the SSARs as well as the prevailing stock price volatility, risk-free rate, and dividend yield at the measurement date.
The change in the fair values of the PSUs, for which the performance metric is internal TSR, reflects our projected payout factors relative to the performance metric and stock price as at fiscal year end.

The change in the fair values of PSUs, for which the performance metric is relative TSR, is measured using a Monte Carlo model and is driven by stock price volatility (for Dover and our peer group), the correlation coefficients between Dover and each peer company, and prevailing dividend yields and risk-free rates.

Relationship Between Compensation Actually Paid and Performance Measures
We believe the Pay versus Performance Table shows the alignment between compensation actually paid to the NEOs and the Company’s performance, consistent with our compensation philosophy. Specifically, a significant portion of target NEO pay opportunity is tied to Dover stock performance. Accordingly, the compensation actually paid to the NEOs for the pas
t three fiscal y
ears presented in the Pay versus Performance table was aligned with our TSR performance, increasing when our TSR performance increased and declining when our TSR performance declined.
The charts below illustrate, for the past three fiscal years, the relationship between compensation actually paid to the CEO and the average other NEOs and the financial metrics disclosed in the Pay versus Performance Table.

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EXECUTIVE COMPENSATION TABLES

2022 Most Important Performance Measure
In addition to TSR, which is already included in the PVP table, we believe the following mea
sure is the most important financial performance measure used to link compensation actually paid to the NEOs to Company performance.

Adjusted Earnings

DOVER CORPORATION
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72

Proposal 3 — Advisory Resolution to Approve Named Executive Officer Compensation

Each year, we offer our shareholders an opportunity to vote to approve, on an advisory and nonbinding basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with Section 14A of the Exchange Act.

We are asking our shareholders to indicate their support for our NEO compensation as described in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation. We believe that our compensation programs are well designed and reinforce our strategic focus on continued revenue and profit growth.

Our Board has a strong history of engaging with shareholders and soliciting feedback on a range of topics, including our executive compensation program. Historically, our program has received strong shareholder support as expressed during our one-on-one engagement discussions with shareholders and through our Say on Pay vote levels. At our 2022 annual meeting, approximately 94% of the voting shareholders approved the compensation of the NEOs. At our 2021 annual meeting, approximately 93% of the voting shareholders approved the compensation of the NEOs. The Compensation Committee will continue to consider feedback from shareholders, as well as the results from future shareholder advisory votes, in its ongoing evaluation of executive compensation programs and practices at Dover.

This vote is not intended to address any specific item of compensation but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that Dover’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Dover’s Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

The Say on Pay vote is advisory and therefore not binding on Dover, our Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF

OUR NEOs, AS DISCLOSED IN THIS PROXY STATEMENT.

DOVER CORPORATION – 2023 Proxy Statement 73

Proposal 4 — Advisory Vote on the Frequency of Holding an Advisory Vote on Executive Compensation

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (as set forth in Section 14A of the Exchange Act), our shareholders are entitled, at least once every six years, to provide an advisory nonbinding vote on how frequently – every one, two or three years – they should be entitled to provide an advisory vote on the compensation of our NEOs. At the 2017 Annual Meeting, our Board recommended and our shareholders overwhelmingly approved holding an annual advisory vote on executive compensation. After careful consideration, our Board continues to believe that an advisory vote on executive compensation that occurs every year is the most appropriate option for Dover. Therefore, the Board recommends that you vote for an annual advisory vote on executive compensation.

In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices.

You may cast your vote by choosing one year, two years or three years or you may abstain from voting when you vote for the resolution set forth below.

The following resolution will be presented to our shareholders at the Annual Meeting:

“RESOLVED, that the option of once every one year, two years or three years, whichever receives the highest number of votes cast for this resolution, will be determined to be the preferred frequency with which Dover is to hold an advisory shareholder vote to approve Dover’s compensation of its named executive officers, as set forth in Dover’s proxy statement.”

The option that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the Board or Dover, the Board may decide that it is in the best interests of our shareholders and Dover to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

THE BOARD RECOMMENDS A VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS SET FORTH IN THIS PROXY STATEMENT.

DOVER CORPORATION – 2023 Proxy Statement 74

Shareholder Proposal

Proposal 5 — Shareholder Proposal Regarding Approval of Certain Termination Payments

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, beneficial owner of no fewer than 50 shares of Dover’s common stock, has given notice that he intends to present a proposal for consideration at the Annual Meeting. In accordance with SEC rules, John Chevedden’s proposed resolution and supporting statement are printed verbatim below. The Board accepts no responsibility for the content or accuracy of the proposal and the supporting statement.

Proposal 5 – Shareholder Ratification of Excessive Termination Pay

Shareholders request that the Board seek shareholder approval of any senior manager’s new or renewed pay package that provides for severance or termination payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus.

“Severance or termination payments” include cash, equity or other pay that is paid out or vests due to a senior executive’s termination for any reason. Payments include those provided under employment agreements, severance plans, and change-in-control clauses in long-term equity plans, but not life insurance, pension benefits, or deferred pay earned and vested prior to termination.

“Estimated total value” includes: lump-sum payments; payments offsetting tax liabilities, perquisites or benefits not vested under a plan generally available to management employees, post-employment consulting fees or office expense and equity awards if vesting is accelerated, or a performance condition waived, due to termination.

The Board shall retain the option to seek shareholder approval after material terms are agreed upon.

Generous performance-based pay can sometimes be justified but shareholder ratification of “golden parachute” severance packages with a total cost exceeding 2.99 times base salary plus target short-term bonus better aligns management pay with shareholder interests.

For instance at one company, that does not have this policy, if the CEO is terminated he could receive $44 million in termination pay – over 10 times his base salary plus short-term bonus. In the event of a change in control, the same person could receive a whopping $124 million in accelerated equity payouts even if he remained employed.

This proposal topic also received between 51% and 65% support at:

AbbVie (ABBV)

FedEx (FDX)

Spirit AeroSystems (SPR)

Alaska Air (ALK)

Fiserv (FISV)

Please vote yes:

Shareholder Ratification of Excessive Termination Pay — Proposal 5

DOVER CORPORATION – 2023 Proxy Statement 75

SHAREHOLDER PROPOSAL

Opposition Statement of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE PROPOSAL FOR THE FOLLOWING REASONS:

The Board of Directors has carefully considered this shareholder proposal and believes that its adoption is not in the best interests of our shareholders and recommends a vote AGAINST this shareholder proposal for the following reasons:

•

We have already adopted a cash severance policy requiring shareholder approval of any cash severance payment to an executive officer in excess of 2.99 times the sum of the executive officer’s base salary and target annual bonus.

•

The proposal would severely impact our ability to attract and retain the talent we need to execute on our strategy. Long-term equity incentive awards are a critical component of our executive compensation that are tied to maximizing long-term shareholder value and are used to recruit and retain executive talent. By including long-term equity incentive awards in the calculation of the proposed limit on severance or termination benefits, the shareholder proposal discourages the effectiveness of long-term equity incentive awards.

•

Obtaining shareholder approval would be expensive and impractical and would put us at a competitive disadvantage by limiting our ability to attract and retain highly qualified and effective executives.

•

The accelerated vesting provisions of our equity compensation plan were previously disclosed to and approved by our shareholders and expressly provide for double-trigger vesting of outstanding equity compensation awards in certain instances upon a change in control.

•	The shareholder proposal could create increased risk for shareholders and create a misalignment between our executives and our shareholders during a change in control transaction.

•	Shareholders already have a voice through annual say-on-pay votes and a robust shareholder outreach program.

We have already adopted a cash severance policy requiring shareholder approval of any cash severance payment to an executive officer in excess of 2.99 times the sum of the executive officer’s base salary and target annual bonus.

The Compensation Committee, which is comprised entirely of independent directors, in February 2023 adopted a cash severance policy prohibiting the Company from entering into any new employment agreement, severance agreement or similar arrangement with any of our executive officers, or establishing any new severance plan or policy covering any of our executive officers, that provides for cash severance benefits exceeding 2.99 times the sum of the executive officer’s base salary and target annual incentive bonus, without obtaining shareholder approval. The Board believes that this cash severance policy is more carefully tailored to the Company’s needs and the best interests of our shareholders than the policy requested by the proposal and would not impede our ability to attract and retain talent.

The proposal would severely impact our ability to attract and retain the talent we need to execute on our strategy. Long-term equity incentive awards are a critical component of our executive compensation that are tied to maximizing long-term shareholder value and are used to recruit and retain executive talent. By including long-term equity incentive awards in the calculation of the proposed limit on severance or termination benefits, the shareholder proposal discourages the effectiveness of long-term equity incentive awards.

A critical component of our executive compensation program is long-term incentive compensation. Our long-term incentive compensation, paid in the form of SSARs, Performance Shares and RSUs, is designed to focus our executives on increasing shareholder value through the successful execution of our strategy and to incentivize their contribution to our long-term growth and performance. Because their value is solely dependent on appreciation in stock price, SSARs strongly support the objectives of ensuring that pay is aligned with changes in shareholder value and creating commonality of interest between our executives and shareholders. Performance Shares ensure that long-term incentive compensation is also tied directly to the achievement of critically important multi-year performance objectives. Due to the multi-year performance and/or vesting requirements, all of our long-term incentives support the goal of retaining our key executives and encourage our executives to focus on sustaining Dover’s long-term performance. Long-term equity compensation comprises a significant portion of our executives’ total compensation and is granted and accepted with the expectation that the executives will be given a fair opportunity to realize the full value of these awards.

The proposal would potentially trigger a shareholder approval requirement in order for our executives to realize the full value of their equity awards upon death, disability, retirement, or a change in control. The Board of Directors believes requiring shareholder approval in these instances would significantly limit the effectiveness of long-term equity incentive awards in

DOVER CORPORATION – 2023 Proxy Statement 76

SHAREHOLDER PROPOSAL

recruiting and retaining executive talent and would directly conflict with the objectives of our executive compensation program. This would put us at a competitive disadvantage against other companies who do not face similar restrictions or uncertainty regarding their ability to offer termination protection.

Obtaining shareholder approval would be expensive and impractical and would put us at a competitive disadvantage by limiting our ability to attract and retain highly qualified and effective executives.

A requirement to call a special meeting of shareholders to obtain prior approval of a severance arrangement that would provide benefits in excess of the proposed limit would be expensive and impractical, and could also severely disadvantage our ability to recruit and retain qualified employees, especially given the potential breadth of “senior manager” employees the proposal appears to cover. Top candidates, when informed that the terms of their compensation arrangements first require shareholder approval, would likely be unwilling to wait for such approval and may instead seek employment elsewhere, including at one of our competitors that do not have similar restrictions on their ability to offer severance benefits.

The accelerated vesting provisions of our equity compensation plan were previously disclosed to and approved by our shareholders and expressly provide for double-trigger vesting of outstanding equity compensation awards in certain instances upon a change in control.

The 2012 Equity and Cash Incentive plan, as amended (the “2012 Plan”), which was last approved by our shareholders at our 2012 Annual Meeting (and performance goals were reapproved at our 2017 Annual Meeting), and the 2021 Omnibus Incentive Plan (the “2021 Plan”), which was last approved by our shareholders at our 2021 Annual Meeting, each expressly provides for double-trigger vesting of outstanding equity compensation awards in the event of a change in control, as further described on page 66 of this proxy statement. The Board of Directors believes, and our shareholders have agreed, that this provision, which is also used by a substantial majority of public companies, encourages executives to remain with Dover during a potential change in control, which further aligns their interests with those of our shareholders when evaluating any such potential transaction.

The shareholder proposal could create increased risk for shareholders and create a misalignment between our executives and our shareholders during a change in control transaction.

Without incentive compensation to retain senior executives during a potential change in control, our ability to deliver maximum shareholder value in such a transaction could be impaired. The risk of job loss following a change in control, coupled with a limit on the value that may be realized from previously granted equity awards, may present an unnecessary distraction for our senior executives and could lead them to begin seeking new employment while a transaction is being negotiated or is pending. The proposal would significantly limit our Board of Director’s flexibility to provide reasonable assurance to our senior executives that they could realize the full expected value of their previously granted equity awards even if a change in control transaction were completed.

The shareholder-approved 2021 Plan, and its predecessor the shareholder-approved 2012 Plan, enable our executives to avoid distractions and potential conflicts of interest that could otherwise arise when a potential change in control transaction is being considered. This permits our leadership team to remain focused on protecting shareholder interests and maximizing shareholder value. If the potential change in control transaction is in the best interests of our shareholders, our executives should be motivated to focus their full energy on pursuing this alternative, even if it is likely to result in the termination of their employment.

Shareholders already have a voice through annual say-on-pay votes and a robust shareholder outreach program.

Each of our executive officers is an at-will employee and, other than our chief executive officer, does not have an employment contract or an individually negotiated severance arrangement. Our existing plans and policies governing post-termination compensation for executives are fully described in our proxy statement each year and, as such, shareholders have the opportunity to address those practices through our annual advisory vote to approve named executive officer compensation. In addition, in the event of any merger, acquisition or other similar event, shareholders would have a further opportunity to express their views on any compensation to our named executive officers in connection with that transaction.

In addition to the annual say-on-pay vote, we have a robust year-round shareholder outreach program, described on page 28 of this proxy statement. Most recently, during the fall 2022 engagement cycle, we reached out to shareholders holding approximately 63% of our outstanding stock and engaged with shareholders holding approximately 39% of our common stock. The feedback we received on our executive compensation program was positive. Importantly, on these calls, none of our shareholders raised the topic of our severance practices as an area of concern.

DOVER CORPORATION – 2023 Proxy Statement 77

SHAREHOLDER PROPOSAL

We believe these lines of communication, along with the annual say-on-pay votes, are the most effective method of providing shareholder with a voice on our executive compensation program. Requiring additional shareholder approval of specific elements of our compensation program is unlikely to provide shareholders with more effective input and would hinder Dover’s ability to attract and retain highly qualified candidates.

In sum, our Board of Directors believes that our current executive compensation policies and practices, including our plans and policies governing post-termination compensation, and our existing cash severance policy, are reasonable, appropriate and effectively align the interests of our executives with those of our shareholders. Adoption of this shareholder proposal is unnecessary and could create a misalignment between those interests and prevent us from effectively recruiting, motivating and retaining critical talent, and therefore would not be in the best interests of our shareholders.

For these reasons, the Board of Directors does not believe this shareholder proposal is in the best interest of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL

REGARDING APPROVAL OF CERTAIN TERMINATION PAYMENTS.

DOVER CORPORATION – 2023 Proxy Statement 78

Share Ownership Information

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership, as of March 8, 2023 (except as otherwise stated), of our common stock by the following:

•	Each director and each of our executive officers named in the Summary Compensation Table under “Executive Compensation Tables”;

•	All of the directors and executive officers as a group including the NEOs; and

•	Each person known to us to own beneficially more than 5% of our outstanding common stock.

The beneficial ownership set forth in the table is determined in accordance with the rules of the SEC. The percentage of beneficial ownership for directors and executive officers is based on 139,770,692 shares of common stock outstanding on March 8, 2023. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power as to all shares beneficially owned.

NAME OF BENEFICIAL OWNER	Number of Shares(1)	Percentage(1)
DIRECTORS (EXCEPT MR. TOBIN):
DEBORAH L. DEHAAS (2)	1,928		*
H. JOHN GILBERTSON, JR.	5,034		*
KRISTIANE C. GRAHAM (3)	239,344		*
MICHAEL F. JOHNSTON (4)	21,038		*
MICHAEL MANLEY	0		*
ERIC A. SPIEGEL (5)	8,900		*
STEPHEN M. TODD (6)	23,266		*
STEPHEN K. WAGNER (7)	19,266		*
KEITH E. WANDELL (8)	9,424		*
MARY A. WINSTON	16,877		*
NEOS:
RICHARD J. TOBIN (9)	749,559		*
BRAD M. CEREPAK (10)	445,571		*
IVONNE M. CABRERA (11)	218,850		*
GIRISH JUNEJA (12)	37,756		*
KIMBERLY K. BORS (13)	11,718		*
DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (19 PERSONS) (14)	1,883,890	1.3%
5% BENEFICIAL OWNERS:
BLACKROCK, INC. (15)	10,071,936	7.0%
JPMORGAN CHASE & CO. (16)	14,019,056	10.0%
THE VANGUARD GROUP (17)	16,671,320	11.88%

*	Less than one percent.

(1)

In computing the number of shares beneficially owned by an executive officer and the percentage ownership of such executive officers, we have included (i) shares of common stock subject to stock-settled appreciation rights (“SSARs”) held by that person that are currently exercisable or exercisable within 60 days of March 8, 2023 and (ii) shares of common stock subject to restricted stock units that are scheduled to vest within 60 days of March 8, 2023, subject to the executive being an employee of Dover on the date of vesting. Such shares, however, are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Information about shares held through Dover’s 401(k) plan is as of March 8, 2023; fractional shares held in 401(k) accounts have been rounded down.

DOVER CORPORATION – 2023 Proxy Statement 79

In computing the number of shares beneficially owned by a director and the percentage ownership of such director, we have included shares of common stock subject to deferred stock units which become payable upon the director’s termination of service. Such shares, however, are not deemed to be outstanding for purposes of computing the percentage ownership of any other person.

(2)	Reflects deferred stock units.

(3)	Includes 32,571 shares held by foundations of which Ms. Graham is a director and in which she disclaims any beneficial ownership, and 15,288 deferred stock units.

(4)	Includes 17,038 deferred stock units.

(5)	Includes 6,535 deferred stock units.

(6)	Includes 15,288 deferred stock units.

(7)	Includes 15,288 deferred stock units.

(8)	Includes 1,949 shares held by a foundation of which Mr. Wandell is a trustee.

(9)

Includes 3,126 deferred stock units, 513,526 shares in respect of vested SSARs, 12,812 shares in respect of restricted stock units scheduled to vest on March 15, 2023 and 405 shares held in our 401(k) plan.

(10)	Includes 376,421 shares in respect of vested SSARs, 3,151 shares in respect of restricted stock units scheduled to vest on March 15, 2023 and 2,876 shares held in our 401(k) plan.

(11)	Includes 181,754 shares in respect of vested SSARs, 1,296 shares in respect of restricted stock units scheduled to vest on March 15, 2023 and 1,923 shares held in our 401(k) plan.

(12)	Includes 30,953 shares in respect of vested SSARs, 862 shares in respect of restricted stock units scheduled to vest on March 15, 2023 and 451 shares held in our 401(k) plan.

(13)	Includes 7416, shares in respect of vested SSARs, 786 shares in respect of restricted stock units scheduled to vest on March 15, 2023 and 301 shares held in our 401(k) plan.

(14)

Includes 1,159,076 shares in respect of vested SSARs, 74,491 deferred stock units, 20,312 shares in respect of restricted stock units scheduled to vest on March 15, 2023 and 5,168 shares held in our 401(k) plan.

(15)

Number of shares beneficially owned and percentage ownership based on information contained in a Schedule 13G/A filed with the SEC on January 31, 2023 by BlackRock, Inc. with respect to beneficial ownership of Dover common stock as of December 31, 2022. BlackRock reported sole voting power with regard to 9,028,607 of the shares and sole dispositive power with regard to 10,071,936 of such shares. BlackRock, Inc.’s offices are located at 55 East 52nd Street, New York, NY 10055.

(16)

Number of shares beneficially owned and percentage ownership based on information contained in a Schedule 13G/A filed with the SEC on March 6, 2023 by JPMorgan Chase & Co. with respect to beneficial ownership of Dover common stock as of February 28, 2023. JPMorgan Chase & Co. reported sole voting power with regard to 13,060,377 of the shares, shared voting power with regard to 38,920 of the shares, sole dispositive power with regard to 13,966,122 of the shares and shared dispositive power with regard to 48,443 of the shares. JPMorgan Chase & Co.’s address is 383 Madison Avenue, New York, NY 100179.

(17)

Number of shares beneficially owned and percentage ownership based on information contained in a Schedule 13G/A filed with the SEC on February 9, 2022 by The Vanguard Group with respect to beneficial ownership of Dover common stock as of December 31, 2022. The Vanguard Group reported sole voting power with regard to none of the shares, shared voting power with regard to 197,965 of the shares, sole dispositive power with regard to 16,090,165 of the shares and shared dispositive power with regard to 581,155 of the shares. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, PA 19355.

Stock Ownership Guidelines

Our Board has adopted a policy that directors are expected to hold at any time a number of shares at least equal to the aggregate number of shares they received as the stock portion of their annual retainer during the past five years, net of an assumed 30% tax rate.

Executive officers are expected to hold a number of shares with a value at least equal to a multiple of their annual salary. For a discussion of the executive officer share ownership guidelines, see “Compensation Discussion and Analysis — Other Elements of Compensation” on page 55.

DOVER CORPORATION – 2023 Proxy Statement 80

SHARE OWNERSHIP INFORMATION

General Information About the Annual Meeting

We are providing this Proxy Statement to our shareholders in connection with the solicitation of proxies by the Board for use at the Annual Meeting. We are mailing this Notice of Annual Meeting and Proxy Statement beginning on or about March 17, 2023.

Record Date

The record date for determining shareholders eligible to vote at the Annual Meeting is March 8, 2023. As of the close of business on that date, we had outstanding 139,770,692 shares of common stock. Each share of common stock is entitled to one vote on each matter.

Electronic Delivery of Proxy Materials

As permitted under SEC rules, we are making this Proxy Statement and our Annual Report to Shareholders (which includes our Annual Report on Form 10-K for the year ended December 31, 2022) available to shareholders electronically via the internet. We believe electronic delivery expedites receipt of our proxy materials by shareholders, while lowering the costs and reducing the environmental impact of the Annual Meeting. If you receive a notice of internet availability of proxy materials by mail, you will not receive a printed copy of the proxy materials by mail unless you specifically request them. Instead, the notice of internet availability will provide instructions as to how you may review the proxy materials and submit your voting instructions over the internet. If you receive the notice by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions in the notice of internet availability for requesting a printed copy. In addition, the proxy card contains instructions for electing to receive proxy materials over the internet or by mail in future years.

Shareholders of Record; Beneficial Owners

Most holders of our common stock hold their shares beneficially through a broker, bank or other nominee rather than of record directly in their own name. As summarized below, there are some differences in the way to vote shares held of record and those owned beneficially.

If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record of those shares, and the notice of internet availability or proxy materials are being sent directly to you. As a shareholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders or to vote in person at the Annual Meeting. If you received or requested printed copies of the proxy materials, Dover has enclosed a proxy card for you to use. You may also submit your proxy on the internet or by telephone as described in the proxy card.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered the shareholder of record of those shares. As the beneficial owner, you generally have the right to direct your broker on how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote those shares in person at the Annual Meeting unless you have a proxy, executed in your favor, from the holder of record of your shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. We strongly encourage you to instruct your broker or nominee how you wish to vote.

Vote Required; Abstentions and Broker Non-Votes; Quorum

For Proposal 1, a majority of the votes cast at the Annual Meeting is required to elect each of the directors. This means that the number of votes cast “FOR” a director must exceed the number of votes cast “AGAINST” that director in order for that director to be elected. Our organizational documents do not provide for cumulative voting.

Proposal 2 will require the affirmative vote of at least a majority of shares present in person or represented by proxy and entitled to vote thereon.

Proposals 3 and 4 are nonbinding, advisory resolutions so their ultimate adoption is at the discretion of the Board. The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote thereon will be deemed to be approval by the shareholders of Proposal 3. For Proposal 4, the frequency receiving the greatest number of votes will be considered the recommendation of shareholders.

Proposal 5 will require the affirmative vote of at least a majority of shares present in person or represented by proxy and entitled to vote thereon.

DOVER CORPORATION – 2023 Proxy Statement 81

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

If you are a shareholder of record and you sign and return your proxy card or vote electronically without making any specific selection, then your shares will be voted FOR all director nominees listed in Proposal 1, FOR Proposals 2 and 3, ONE YEAR on Proposal 4, and AGAINST Proposal 5.

If you specify that you wish to “ABSTAIN” from voting on an item, then your shares will not be voted on that particular item. Abstentions will not affect the outcome of the vote on Proposals 1 and 4. However, they will have the same effect as a vote against Proposals 2, 3, and 5.

If you are a beneficial owner and hold your shares through a broker or other nominee and do not provide your broker or nominee with voting instructions, the broker or nominee will have discretionary authority to vote your shares on routine matters only and will not vote your shares on non-routine matters. This is generally referred to as a “broker non-vote.” Only Proposal 2 will be considered a routine matter for the Annual Meeting. Accordingly, a broker or other nominee will not be able to vote on Proposals 1, 3, 4 and 5 without voting instructions. Broker non-votes will not affect the outcome of the vote on Proposals 1, 3, 4 and 5 as they will not be counted as being present and entitled to vote on such proposals.

For purposes of the Annual Meeting, there will be a quorum if the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting are present in person or represented by proxy. Abstentions and broker non-votes will be counted for purposes of determining if a quorum is present.

Voting Procedures

If you are a shareholder of record, you may vote in person at the Annual Meeting or submit your proxy or voting instruction form over the internet, by telephone or by mail by following the instructions provided in our notice of internet availability, in the proxy materials or in the voting instruction form. If you hold your shares beneficially in “street name” through a broker or other nominee, you must follow the instructions provided by your broker or nominee to vote your shares.

Revoking Your Proxy/Changing Your Voting Instructions

If you are a shareholder of record, whether you give your proxy over the internet, by telephone or by mail, you may revoke it at any time before it is exercised. You may submit a new proxy by using the internet or the telephone or by mailing a new proxy card bearing a later date so long as it is received before the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke your proxy. If you hold your shares beneficially in “street name” through a broker or other nominee, you must follow the instructions provided by your broker or nominee as to how you may change your voting instructions.

Shareholders Sharing the Same Address

SEC rules permit us to deliver one copy of the Proxy Statement or a notice of internet availability of the Proxy Statement to multiple shareholders of record who share the same address and have the same last name, unless we have received contrary instructions from one or more of such shareholders. This delivery method, called “householding,” reduces our printing and mailing costs. Shareholders who participate in householding will continue to receive or have internet access to separate proxy cards.

If you are a shareholder of record subject to householding and wish to receive a separate copy of the Proxy Statement or notice of internet availability of the proxy materials, now or in the future, at the same address or if you are currently receiving multiple copies of such materials at the same address and wish to receive only a single copy, please write to or call the Corporate Secretary, Dover Corporation, 3005 Highland Parkway, Downers Grove, Illinois 60515, telephone: (630) 541-1540.

Beneficial owners sharing an address who are currently receiving multiple copies of the proxy materials or notice of internet availability of the proxy materials and wish to receive only a single copy in the future, or who currently receive a single copy and wish to receive separate copies in the future, should contact their bank, broker or other holder of record to request that only a single copy or separate copies, as the case may be, be delivered to all shareholders at the shared address in the future.

Proxy Solicitation Costs

We will pay the reasonable and actual costs of printing, mailing and soliciting proxies, but we will not pay a fee to any of our officers or employees or to officers or employees of any of our subsidiaries as compensation for soliciting proxies. We have retained Morrow Sodali, LLC to solicit brokerage houses and other custodians, nominees or fiduciaries, and to send proxies and proxy materials to the beneficial owners of such shares, for a fee of approximately $12,000 plus expenses.

DOVER CORPORATION – 2023 Proxy Statement 82

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Other Matters

Our Board and management have not received notice of, and are not aware of, any business to come before the Annual Meeting other than the agenda items referred to in this Proxy Statement. If, however, any other business properly comes before the meeting, the persons named as proxies will use their best judgment in voting the proxies.

Shareholder Proposals and Director Nominations for 2024 Annual Meeting

In order for shareholder proposals to be included in our proxy statement for the Annual Meeting of Shareholders to be held in 2024 (the “2024 Annual Meeting”), they must be received by our Corporate Secretary at our principal executive offices, 3005 Highland Parkway, Downers Grove, Illinois, 60515, no later than the close of business on November 18, 2023.

In 2016, we adopted a proxy access right to permit a shareholder or a group of up to 20 shareholders owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director candidates constituting up to the greater of two individuals or 20% of the Board, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in our by-laws. In order to be timely, notice of proxy access director nominees must be received by our Corporate Secretary at our principal executive offices at the address above no earlier than the open of business on October 19, 2023 and no later than the close of business on November 18, 2023 being, respectively, 150 days and 120 days prior to the first anniversary of the date we first distributed this proxy statement.

All other shareholder nominations and proposals, in order to be voted on at the 2024 Annual Meeting, including any notice of director nominees submitted under the universal proxy card voting rules, must be received by us no earlier than the open of business on January 6, 2024, and no later than the close of business on February 5, 2024 being, respectively, 120 days and 90 days prior to the date of the first anniversary of the 2023 Annual Meeting.

Where You Can Find Additional Information

Our website is located at www.dovercorporation.com. You can view additional information on our website, such as:

•	Charters of our Board committees

•	Corporate Governance Guidelines

•	Code of Conduct

•	Related Person Transactions Policy

•	Standards for Director Independence

•

Other governance materials and reports that we file with the SEC. Copies of these documents also may be obtained free of charge by writing or calling the Corporate Secretary, Dover Corporation, 3005 Highland Parkway, Downers Grove, Illinois 60515, telephone: (630) 541-1540

All Dover Corporation website addresses contained in this proxy statement are intended to be inactive, textual references only. The information on, or accessible through, any such website identified in this proxy statement is not a part of, and is not incorporated by reference into, this proxy statement.

Caution Concerning Forward-Looking Statements

This proxy statement contains forward-looking statements that are inherently subject to uncertainties and risks. We caution investors to be guided in their analysis of Dover by referring to the documents we file with the SEC, including our Annual Report on Form 10-K for 2022, for a list of factors that could cause our results to differ from those anticipated in any such forward-looking statements.

DOVER CORPORATION – 2023 Proxy Statement 83

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Non-GAAP Disclosures

In an effort to provide investors with additional information regarding our results as determined by accounting principles generally accepted in the United States of America (“GAAP”), we also disclose non-GAAP information that we believe provides useful information to investors. Adjusted net earnings, adjusted diluted net earnings per share, total segment earnings, total segment earnings margin, free cash flow, free cash flow as a percentage of revenue, and organic revenue growth are not financial measures under GAAP and should not be considered as a substitute for net earnings, diluted net earnings per share, cash flows from operating activities, or revenue as determined in accordance with GAAP, and they may not be comparable to similarly titled measures reported by other companies.

Adjusted Net Earnings Per Share

(in millions, except per share data)	2022	2021	2020
Adjusted net earnings*:
Net earnings	$1,065	$1,124	$683
Purchase accounting expenses, pre-tax [1]	181	142	139
Purchase accounting expenses, tax impact [2]	(42)	(35)	(34)
Restructuring and other costs (benefits), pre-tax [3]	39	38	51
Restructuring and other costs (benefits), tax impact [2]	(8)	(7)	(11)
Loss (gain) on dispositions, pre-tax [4]	—	(206)	(5)
Loss (gain) on dispositions, tax-impact [2]	—	53	1
Tax Cuts and Jobs Act [5]	(23)	—	—

Adjusted net earnings	$1,213	$1,109	$824

Diluted average shares outstanding	144	145	145

Adjusted diluted net earnings per share*:
Diluted net earnings per share	$7.42	$7.74	$4.70
Purchase accounting expenses, pre-tax [1]	1.27	0.98	0.95
Purchase accounting expenses, tax impact [2]	(0.30)	(0.24)	(0.24)
Restructuring and other costs (benefits), pre-tax [3]	0.26	0.26	0.35
Restructuring and other costs (benefits), tax impact [2]	(0.06)	(0.05)	(0.07)
Loss (gain) on dispositions, pre-tax [4]	—	(1.42)	(0.03)
Loss (gain) on dispositions, tax-impact [2]	—	0.37	0.01
Tax Cuts and Jobs Act [5]	(0.16)	—	—

Adjusted diluted net earnings per share	$8.45	$7.63	$5.67

1 Purchase accounting expenses are primarily comprised of amortization of intangible assets and charges related to fair value step-ups for acquired inventory sold during the period. FY 2022 includes $19.9 million of amortization of inventory step-up, primarily related to the Q4 2021 acquisitions within our Clean Energy & Fueling segment.

2 Adjustments were tax effected using the statutory tax rates in the applicable jurisdictions or the effective tax rate, where applicable, for each period.

3 Restructuring and other costs (benefits) relate to actions taken for headcount reductions, facility consolidations and site closures, exit costs, and other asset charges. FY 2022 includes $5.5 million of non-cash foreign currency translation losses reclassified to earnings included within restructuring and other costs (benefits) and $2.1 million related to write-off of assets due to an exit from certain Latin America countries for our Climate & Sustainability Technologies segment. FY 2021 for our Climate & Sustainability Technologies segment includes a $12.1 million other than temporary impairment charge related to an equity method investment and a $6.1 million write-off of assets incurred in connection with an exit from certain Latin America countries. FY 2021 includes a $9.1 million payment received for previously incurred restructuring costs related to a product line exit in our Engineered Products segment.

4 FY2021 represents a $181.6 million gain on disposition of UB in our Climate & Sustainability Technologies segment and a $24.7 million gain on disposition of our RWB equity method investment in our Engineered Products segment. FY2020 represent a $5.2 million gain on the sale of AMS Chino, including working capital adjustments, in our Climate & Sustainability Technologies segment.

5 2022 represents a reduction to income taxes previously recorded related to the Tax Cuts and Jobs Act.

* Per share data and totals may be impacted by rounding.

DOVER CORPORATION – 2023 Proxy Statement 84

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Segment Earnings

(in thousands)	2022	2021	2020
Segment earnings:
Engineered Products	$346,519	$277,852	$265,143
Clean Energy & Fueling	352,993	327,186	290,233
Imaging & Identification	268,084	266,932	224,033
Pumps & Process Solutions	533,018	575,593	348,733
Climate & Sustainability Technologies	254,484	185,517	126,093

Total segment earnings	1,755,098	1,633,080	1,254,235
Purchase accounting expenses [1]	181,103	141,980	138,515
Restructuring and other costs [2]	38,990	38,436	51,472
Loss (gain) on dispositions [3]	194	(206,338)	(5,213)
Corporate expense / other [4,5]	135,280	156,298	119,361
Interest expense	116,456	106,319	111,937
Interest income	(4,430)	(4,441)	(3,571)

Earnings before provision for income taxes	1,287,505	1,400,826	841,734
Provision for income taxes	222,129	277,008	158,283

Net earnings	$1,065,376	$1,123,818	$683,451

Total segment earnings margin	20.6%	20.7%	18.8%

1 Purchase accounting expenses are primarily comprised of amortization of intangible assets and charges related to fair value step-ups for acquired inventory sold during the period.

2 Restructuring and other costs (benefits) relate to actions taken for headcount reductions, facility consolidations and site closures, exit costs, and other asset charges.

3 Loss (gain) on dispositions includes working capital adjustments related to dispositions.

4 Certain expenses are maintained at the corporate level and not allocated to the segments. These expenses include deal-related expenses, executive and functional compensation costs, non-service pension costs, non-operating insurance expenses, shared business services overhead costs and various administrative expenses relating to the corporate headquarters.

5 FY 2022 includes a $6.3 million settlement charge related to our U.S. qualified defined benefit plan.

Free Cash Flow

Free cash flow represents net cash provided by operating activities minus capital expenditures as follows:

(in thousands)	2022	2021	2020
Cash flow from operating activities	$805,724	$1,115,865	$1,104,810
Less: Capital expenditures	(220,962)	(171,465)	(165,692)

Free cash flow	584,762	944,400	939,118

Cash flow from operating activities as a percentage of revenue	9.5%	14.1%	16.5%
Free cash flow as a percentage of revenue	6.9%	11.9%	14.1%

Organic Revenue Growth Factor

2022 Full Year
Organic	8.8%
Acquisitions	4.2%
Dispositions	(1.5)%
Currency translation	(3.9)%

Total	7.6%

DOVER CORPORATION – 2023 Proxy Statement 85

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Non-GAAP Disclosures

Adjusted net earnings represents net earnings adjusted for the effect of purchase accounting expenses, restructuring and other costs/benefits, Tax Cuts and Jobs Act, and gain/loss on dispositions. Purchase accounting expenses are primarily comprised of amortization of intangible assets and charges related to fair value step-ups for acquired inventory sold during the period. We exclude after-tax purchase accounting expenses because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions the Company consummates. While we have a history of acquisition activity, our acquisitions do not happen in a predictive cycle. Exclusion of purchase accounting expenses facilitates more consistent comparisons of operating results over time. We believe it is important to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation. We exclude the other items because they occur for reasons that may be unrelated to the Company’s commercial performance during the period and/or management believes they are not indicative of the Company’s ongoing operating costs or gains in a given period.

Adjusted diluted net earnings per share or adjusted earnings per share represent diluted EPS adjusted for the effect of purchase accounting expenses, restructuring and other costs/benefits, Tax Cuts and Jobs Act, and gain/loss on dispositions.

Total segment earnings is defined as the sum of earnings before purchase accounting expenses, restructuring and other costs/benefits, gain/loss on dispositions, corporate expenses/other, interest expense, interest income and provision for income taxes for all segments. Total segment earnings margin is defined as total segment earnings divided by revenue.

Management believes the non-GAAP measures above are useful to investors to better understand the Company’s ongoing profitability as they will better reflect the Company’s core operating results, offer more transparency and facilitate easier comparability to prior and future periods and to its peers.

Free cash flow represents net cash provided by operating activities minus capital expenditures. Free cash flow as a percentage of revenue equals free cash flow divided by revenue. Management believes that free cash flow and free cash flow ratio are important measures of liquidity because they provide management and investors a measurement of cash generated from operations that is available for mandatory payment obligations and investment opportunities, such as funding acquisitions, paying dividends, repaying debt and repurchasing our common stock.

Management believes that reporting organic revenue growth, which excludes the impact of foreign currency exchange rates and the impact of acquisitions and dispositions, provides a useful comparison of our revenue and bookings performance and trends between periods.

DOVER CORPORATION – 2023 Proxy Statement 86

DOVER CORPORATION 3005 HIGHLAND PARKWAY DOWNERS GROVE, IL 60515
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 4, 2023 for shares held directly and by 11:59 p.m. Eastern Time on May 2, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 4, 2023 for shares held directly and by 11:59 p.m. Eastern Time on May 2, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V04884-P86863-Z84372                     KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DOVER CORPORATION

The Board of Directors recommends a vote FOR each director under Item 1:
1.	Election of Directors		For	Against	Abstain
	1a. D. L. DeHaas		☐	☐	☐	The Board of Directors recommends a vote FOR Items 2 and 3:			For	Against	Abstain

	1b. H. J. Gilbertson, Jr.		☐	☐	☐	2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023.			☐	☐	☐

	1c. K. C. Graham		☐	☐	☐	3. To approve, on an advisory basis, named executive officer compensation.			☐	☐	☐
	1d. M. F. Johnston		☐	☐	☐	The Board of Directors recommends a vote FOR ONE YEAR on Item 4:		One Year	Two Years	Three Years	Abstain
	1e. M. Manley		☐	☐	☐	4. To approve, on an advisory basis, the frequency of holding an advisory vote on executive compensation.		☐	☐	☐	☐

	1f. E. A. Spiegel		☐	☐	☐	The Board of Directors recommends a vote AGAINST Item 5:			For	Against	Abstain

	1g. R. J. Tobin		☐	☐	☐	5. To consider a shareholder proposal regarding the approval of certain termination payments.			☐	☐	☐

	1h. S. M. Todd		☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	1i. K. E. Wandell		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time the day before the annual meeting date.

Your Internet or telephone vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvote.com Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.	OR	TELEPHONE 1-800-690-6903 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card.

To vote by mail, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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V04885-P86863-Z84372

PROXY

DOVER CORPORATION

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING

MAY 5, 2023

The undersigned hereby appoints Richard J. Tobin, Brad M. Cerepak and Ivonne M. Cabrera, and each of them, as the undersigned's proxy or proxies, each with full power of substitution, to vote all shares of Common Stock of Dover Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held in Lombard, IL on May 5, 2023 at 9:00 A.M., local time, and any adjournments thereof, as fully as the undersigned could if personally present, upon the proposals set forth on the reverse side hereof, revoking any proxy or proxies heretofore given. For participants in the Company's Retirement Savings Plan, this proxy will govern the voting of stock held for the account of the undersigned in the Plan.

IMPORTANT - You have the option of voting these shares by returning the enclosed proxy card, voting via Internet or by using a toll-free telephone number above and on the reverse side. On the reverse side of this proxy card are instructions on how to vote via the Internet or by telephone. If you vote by either of these methods, your vote will be recorded as if you mailed in your proxy card. If you vote by returning this proxy card, you must sign and date this proxy on the reverse side.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 3, ONE YEAR FOR PROPOSAL 4, AND AGAINST PROPOSAL 5.

Continued and to be signed on reverse side